EXHIBIT 10.2

Execution Version
AMENDED AND RESTATED
SECOND LIEN CREDIT AGREEMENT
dated as of
May 13, 2016
Among
FULL HOUSE RESORTS, INC.
as Borrower,
THE LENDERS NAMED HEREIN
and
ABC FUNDING, LLC,
as Administrative Agent

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		1
1.01	Definitions	1
1.02	GAAP	28
1.03	Headings	29
1.04	Plural Terms	29
1.05	Time	29
1.06	Governing Law	29
1.07	Construction	29
1.08	Entire Agreement	29
1.09	Calculation of Interest and Fees	29
1.10	References	30
1.11	Other Interpretive Provisions	30
1.12	Rounding	30

ARTICLE II CREDIT FACILITIES		31
2.01	Term Loans	31
2.02	[Reserved.]	34
2.03	[Reserved.]	34
2.04	Amount Limitations, Commitment Reductions, Etc.	34
2.05	Fees	35
2.06	Prepayments	35
2.07	Other Payment Terms	38
2.08	Loan Accounts; Notes	39
2.09	Loan Funding	40
2.10	Pro Rata Treatment	41
2.11	Capital Requirements	42
2.12	Taxes on Payments	42
2.13	[Reserved.]	44
2.14	Security	44

ARTICLE III CONDITIONS PRECEDENT		45
3.01	Conditions Precedent to Effectiveness	45

ARTICLE IV REPRESENTATIONS AND WARRANTIES		55
4.01	Representations and Warranties of the Borrower	55
4.02	Reaffirmation of Borrower’s Representations and Warranties	64
4.03	Representations and Warranties of Each Lender	64

ARTICLE V COVENANTS		64
5.01	Affirmative Covenants	64
5.02	Negative Covenants	72
5.03	Financial Covenants	81

ARTICLE VI EVENTS OF DEFAULT		83
6.01	Events of Default	83
6.02	Remedies	87
6.03	Right to Cure	88

ARTICLE VII ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE AND RELATIONS AMONG LENDERS		89
7.01	Appointment, Powers and Immunities	89
7.02	Reliance by the Administrative Agent and the Collateral Trustee	90
7.03	Defaults	91
7.04	Indemnification	91
7.05	Non-Reliance	92
7.06	Resignation of the Administrative Agent or Collateral Trustee	92
7.07	Collateral Matters	93
7.08	Performance of Conditions	94
7.09	The Administrative Agent and the Collateral Trustee in their Individual Capacities	94
7.10	Collateral Matters	94
7.11	Administrative Agent May File Proofs of Claim	94
7.12	Application of Gaming Laws	95

ARTICLE VIII MISCELLANEOUS		96
8.01	Notices	96
8.02	Expenses	98
8.03	Indemnification	98
8.04	Waivers; Amendments	100
8.05	Successors and Assigns	102
8.06	Setoff; Security Interest	107
8.07	No Third Party Rights	107
8.08	Partial Invalidity	107
8.09	Jury Trial	107
8.10	Confidentiality	108
8.11	Counterparts	108
8.12	Consent to Jurisdiction	108
8.13	Relationship of Parties	109
8.14	Time	109
8.15	Waiver of Punitive Damages	110
8.16	USA PATRIOT Act	110
8.17	Clarification	110
8.18	Intercreditor Agreement	110
8.19	Amendment and Restatement of Original Credit Agreement	110

SCHEDULES

SCHEDULE I -	THE LENDERS
SCHEDULE 1.01(a) -	REAL PROPERTY SECURITY DOCUMENTS
SCHEDULE 4.01(e)(iv)	GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 4.01(g) -	LITIGATION
SCHEDULE 4.01(h) -	REAL PROPERTY
SCHEDULE 4.01(o) -	SUBSIDIARIES
SCHEDULE 4.01(v) -	AGREEMENTS WITH AFFILIATES
SCHEDULE 5.01(p) -	POST-CLOSING MATTERS
SCHEDULE 5.02(a) -	EXISTING INDEBTEDNESS
SCHEDULE 5.02(b) -	EXISTING LIENS
SCHEDULE 5.02(c) -	GROWTH PROJECTS
SCHEDULE 5.02(e) -	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	NOTICE OF LOAN BORROWING
EXHIBIT B	[RESERVED]
EXHIBIT C	[RESERVED]
EXHIBIT D	TERM LOAN NOTE
EXHIBIT E	ASSIGNMENT AGREEMENT
EXHIBIT F	COMPLIANCE CERTIFICATE
EXHIBIT G	NON-BANK CERTIFICATE
EXHIBIT H	[RESERVED]
EXHIBIT I	[RESERVED]
EXHIBIT J	PERFECTION CERTIFICATE

AMENDED AND RESTATED
SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT, dated as of May 13, 2016, is entered into by and among: (1) FULL HOUSE RESORTS, INC., a Delaware corporation (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I hereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); and (3) ABC FUNDING, LLC (“ABC Funding”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Summit Partners Credit Advisors, L.P. (“Summit”) has been given the titles of lead arranger, lead bookrunner and syndication agent in connection with this Agreement.

RECITALS

A.    Certain of the Lenders have previously provided credit facilities to the Borrower pursuant to a Second Lien Credit Agreement among the Borrower, ABC Funding and the Lenders party thereto, dated as of October 1, 2012 (as supplemented, modified, amended, extended or restated prior to the date hereof, the “Original Second Lien Credit Agreement”).

B.    The Borrower has requested that certain of the Lenders party to the Original Second Lien Credit Agreement continue their respective Loans hereunder and has requested certain Lenders to provide an incremental credit facility on the Closing Date.

C.    The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Original Second Lien Credit Agreement as follows:

ARTICLE I
INTERPRETATION

1.01.    Definitions.

Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“ABC Funding” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Closing Date.

“Acquisition” shall mean the acquisition by Bronco Billy’s Purchaser of substantially all of the assets of Pioneer Group, Inc., including Bronco Billy’s Casino.
“Acquisition Agreement” shall mean that certain Purchase and Sale Agreement, dated as of September 27, 2015, by and between Bronco Billy’s Purchaser, as purchaser, and Pioneer Group, Inc., as seller, of substantially all of the assets of seller, including Bronco Billy’s Casino.
“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all documents executed in connection therewith and any other document(s) evidencing the Acquisition.
“Adjusted EBITDA” shall mean, for any four fiscal quarter period, (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income of the Borrower Parties for such period, the sum of the following for such period (without duplication): (i) Interest Expense, (ii) provisions for income taxes, (iii) depreciation and amortization expenses, (iv) extraordinary losses (including non-cash impairment charges), (v) stock compensation expense, (vi) acquisition costs related to the Acquisition that are required to be expensed in accordance with GAAP for any fiscal quarter in fiscal year 2015 or 2016 in an aggregate amount not to exceed $1,000,000; (vii) pre-opening expenses related to the Silver Slipper Hotel for any fiscal quarter in fiscal year 2015; and (viii) non-recurring development expenses for new initiatives in an aggregate amount not to exceed $500,000 for the trailing four consecutive fiscal quarters, minus (c) to the extent added in determining Net Income of the Borrower Parties for such period, extraordinary gains, minus (d) the portion of Net Income for such period attributable to any Joint Venture or any other Person (other than a Subsidiary) in which any Borrower Party has ownership interest, except to the extent that any such Net Income has been actually received by such Borrower Party in the form of cash dividends or distributions; provided that notwithstanding anything to the contrary contained herein, for each of the calendar months set forth below, Adjusted EBITDA shall be adjusted for the Acquisition by adding the amount set forth below opposite such month:

Calendar Month	Adjusted EBITDA
April 2015	$264,000
May 2015	$467,000
June 2015	$245,000
July 2015	$1,017,000
August 2015	$821,000
September 2015	$728,000
October 2015	$582,000
November 2015	$96,000
December 2015	$28,000
January 2016	$309,000
February 2016	$426,000
March 2016	$90,000

Pro forma credit shall be given for Bronco Billy’s Casino (to the extent not accounted for in the immediately preceding proviso) and an Acquired Person’s Adjusted EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions)

sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.
“Administrative Agent” shall mean ABC Funding, in its capacity as administrative agent hereunder, and any successor appointed in accordance with the provisions hereof.
“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Lender” shall have the meaning given to that term in the definition of “Eligible Assignee.”
“Agreement” shall mean this Amended and Restated Second Lien Credit Agreement, as supplemented, modified, amended, extended or restated.
“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Applicable Rate” means, as of the date of determination, the rate per annum, set forth opposite the Total Leverage Ratio of the Borrower that was specified in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(a)(iv) and set forth below:

Total Leverage Ratio	Rate
Greater than or equal to 4.50 to 1.00	13.50% in cash
Greater than or equal to 3.75 to 1.00 and less than 4.50 to 1.00	13.00% in cash
Less than 3.75 to 1.00	12.50% in cash

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the fifth (5th) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iv) with respect to any fiscal quarter; provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then the highest Applicable Rate set forth above shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance reasonably acceptable to the

Administrative Agent and thereafter the Applicable Rate shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Rate is further adjusted as set forth in this definition. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Total Leverage Ratio reported in any Compliance Certificate shall be determined by the Borrower or the Administrative Agent to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Rate, then the Applicable Rate shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent or any Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower Party under any Debtor Relief Laws, automatically and without further action by the Administrative Agent or any Lender). The Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement. This paragraph shall not limit the rights of the Administrative Agent or any Lender hereunder. Determinations by the Administrative Agent shall be conclusive absent manifest error.

From the Closing Date to the first adjustment date as set forth above the “Applicable Rate” shall be 13.50%.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).
“Assignment” shall have the meaning given to that term in Section 8.05(c).
“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).
“Assignment Closing Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.
“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).
“Borrower” shall mean Full House Resorts, Inc.
“Borrower Materials” shall have the meaning given to that term in Section 5.01(a).
“Borrower Parties” shall mean, collectively, the Borrower and its Restricted Subsidiaries.
“Borrowing” shall mean a Term Loan Borrowing and, as applicable, the borrowing of the Original Term Loans on the Original Closing Date.
“Bronco Billy’s Casino” shall mean Bronco Billy’s Hotel and Casino in Cripple Creek, Colorado.

“Bronco Billy’s Deed of Trust” shall mean that certain deed of trust in favor of Agent and in form and substance acceptable to Administrative Agent in Administrative Agent’s sole discretion encumbering the Bronco Billy’s Casino.
“Bronco Billy’s Environmental Indemnity Agreement” shall mean that certain environmental indemnity agreement executed by Borrower and Guarantor in favor of Administrative Agent with respect to the Bronco Billy’s Casino.
“Bronco Billy’s Purchaser” shall mean FHR-Colorado LLC, a Nevada limited liability company and indirect wholly-owned subsidiary of the Borrower.
“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New Orleans, Louisiana or New York, New York.
“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11.
“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.
“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements, but excluding repairs in the ordinary course) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).
“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
“Cash Equivalents” shall mean:
(a)    Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States or obligations of any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(b)    Certificates of deposit maturing within six months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;
(c)    Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; and
Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A 1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations. Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.
“Change of Control” shall mean the occurrence of any one or more of the following:
(a)    The Borrower shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of each Loan Party (other than the Borrower),
(b)    The acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the United States Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Securities representing more than 15% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower or any such person or group acquires control of the Borrower, or
(c)    The occupation after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors or other governing body of the Borrower by persons who were neither (i) nominated by the board of directors or other governing body of the Borrower nor (ii) appointed by directors or members of such other or other governing body so nominated, or
(d)     A “change of control” or “change in control” or any similar term as defined in any document governing Indebtedness of any Borrower Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require such Borrower Party to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.
For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Change of Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change of Law,” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” shall mean the date of this Agreement as set forth in the introductory paragraph hereof.
“Closing Date Term Loan Commitment” shall mean, at any time, Thirty-Five Million Dollars ($35,000,000) or, when such amount is reduced pursuant to Section 2.04(b), the amount to which so reduced and in effect at such time.
“Closing Date Term Proportionate Shares” shall mean, with respect to any Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Closing Date Term Loan Commitment at such time to (ii) the aggregate amount of each Term Lender’s Closing Date Term Loan Commitment at such time. The Closing Date Term Proportionate Share of each Lender is set forth under the caption “Closing Date Term Proportionate Share” opposite such Lender’s name on Schedule I.
“Closing Date Warrant” shall mean the warrants issued pursuant to the Warrant Documents.
“Collateral” shall mean all Property in which the Administrative Agent, the Collateral Trustee or any Lender has a Lien to secure the Obligations or the Guaranty.
“Collateral Trustee” shall mean ABC Funding in its capacity as collateral trustee for the Lenders pursuant to the Credit Documents, and any successor appointed in accordance with the provisions hereof.
“Commitments” shall mean the Term Loan Commitments.
“Communications” shall have the meaning given to that term in Section 8.01(b).
“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iv).
“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents that is proprietary in nature and that is clearly marked or labeled as being confidential information of such Loan Party; provided, however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.
“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.
“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.
“Control Agreement” shall mean a control agreement among the Borrower or a Guarantor, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Collateral Trustee, in form and substance reasonably acceptable to the Collateral Trustee.
“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, the Intercreditor Agreement, each Notice of Borrowing, the Perfection Certificate, the Fee Letter, all other documents, instruments and agreements delivered to the Administrative Agent, the Collateral Trustee, or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent, the Collateral Trustee or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time. “Credit Documents” shall not include the Closing Date Warrant issued by the Borrower pursuant to the terms of the Warrant Documents.
“Credit Event” shall mean the making of any Loan.
“Cure Amount” shall have the meaning given to that term in Section 6.03(a).
“Cure Expiration Date” shall have the meaning given to that term in Section 6.03(a).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents and current deferred tax assets) of the Borrower Parties.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.
“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
“Default Rate” shall have the meaning given to that term in Section 2.07(c).
“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
“Disqualified Securities” shall mean any Equity Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Security referred to in (a) above, in each case at any time on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, or (c) is entitled to receive a cash Distribution (other than for taxes attributable to the operations of the business) or a Distribution of Disqualified Securities on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations.
“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Person or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments or similar payments, where the amount is calculated with reference to the fair market or equity value of any Person), but excluding distributions or dividends payable by a Person solely in membership interests or shares of common stock of such Person.
“Dollars” and “$” shall mean the lawful currency of the United States and, in relation to any payment under this Agreement, same day or immediately available funds.
“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Loans will thereafter be maintained.
“Effective Amount” shall mean with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans.
“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that in no event shall any person or entity that has been found “unsuitable” in any gaming jurisdiction, been denied a Gaming License or otherwise been disqualified as a lender to a gaming company be permitted to be a Lender hereunder. Assignments of the Loan to Affiliates of the Borrower (other than the Borrower and its Subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations: (i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in “lender-only” meetings not attended by the Borrower; (ii) for purposes of any amendment, waiver or modification of the Credit Documents or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and (iii) the amount of Term Loans purchased by Affiliated Lenders may not exceed 15% of the aggregate principal amount of the Term Loans.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses (including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees and any diminution in the value of the security afforded to the Lenders with respect to any real property owned or leased by any Borrower Party), that are incurred at any time (a) as a result of the existence of any Hazardous Materials upon, about or beneath any real property Collateral owned, leased, managed or otherwise operated by any Borrower Party or migrating or threatening to migrate to or from any such real property Collateral regardless of whether or not caused by or within the control of any Borrower Party, (b) arising from any investigation, proceeding or remediation of such real property Collateral at which any Borrower Party or any predecessors are alleged to have directly or indirectly disposed, or arranged for the disposal, of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Borrower Party or with respect to the Rising Star Vessel or any real property Collateral owned, leased, managed or otherwise operated by any Borrower Party or (d) as a result of the existence of any Hazardous Material upon, about or released from the Rising Star Vessel.
“Environmental Laws” shall mean all federal, state and local Governmental Rules relating to the protection of human health and safety or the environment, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. Section 303; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; all state and local counterparts or analogues to the foregoing statutes; and all other Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, relating to the placement or discharge of fill or dredged material into water bodies or wetlands, or relating to the construction or operation of buildings, piers, docks or other structures within water bodies that are navigable or otherwise subject to the public trust.
“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or nonvoting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Borrower Party under Sections 414(b) and (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Borrower Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower Party or any ERISA Affiliate.
“Event of Default” shall have the meaning given to that term in Section 6.01.
“Excluded Subsidiary” means (a) any Subsidiary that is a Non-Wholly-Owned Subsidiary and (b) any Unrestricted Subsidiary.
“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.
“Exempted Equity Issuance” shall mean any of the following: (a) the issuance of Equity Securities by any Loan Party to another Loan Party, (b) the contribution of capital by any Loan Party to another Loan Party, (c) the issuance by the Borrower of its Equity Securities to any of its officers, directors or employees pursuant to customary compensation arrangements or (d) any issuance of Equity Securities or contributions of capital designated as a Cure Amount in accordance with Section 6.03.
“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to three (3) leading brokers of Federal fund transactions as selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letter” shall mean the amended and restated letter agreement dated as of the date hereof between the Borrower, the Administrative Agent and Summit Partners Credit Advisors, L.P. regarding certain fees payable by the Borrower as expressly indicated therein.
“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.
“First Lien Administrative Agent” shall mean Capital One, National Association in its capacity as administrative agent pursuant to the First Lien Credit Agreement, and any successor appointed in accordance with the provisions thereof.
“First Lien Collateral Trustee” shall mean Capital One, National Association in its capacity as collateral trustee pursuant to the First Lien Credit Documents, and any successor appointed in accordance with the provisions thereof.
“First Lien Credit Agreement” shall mean the Amended and Restated First Lien Credit Agreement between the Borrower, the First Lien Administrative Agent and the First Lien Lenders, dated as of May 13, 2016, as supplemented, modified, amended, extended or restated.
“First Lien Credit Documents” shall mean and include the First Lien Credit Agreement, the notes, guaranty agreement, security documents, and all other documents, instruments and agreements delivered to the First Lien Lenders and First Lien Collateral Trustee, evidencing, securing or otherwise relating to the First Lien Obligations.
“First Lien Lenders” shall mean lenders from time to time holding the First Lien Obligations.
“First Lien Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Total Debt secured by first priority Liens as of such date to (b) Adjusted EBITDA for the four consecutive fiscal quarter periods most recently ended for which Financial Statements are available.
“First Lien Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the First Lien Credit Agreement or any of the other First Lien Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against any the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.
“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, with respect to the Borrower Parties for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, (a) Adjusted EBITDA, plus (i) Rent Expense, minus (ii) the aggregate amount of Distributions made during such period, minus (iii) cash taxes required to be paid during such period, divided by (b) Fixed Charges for such period.
“Fixed Charges” shall mean, for any four fiscal quarter period, the sum, for the Borrower Parties (determined on a consolidated basis without duplication), of the following items: (a) interest, fees, charges and related expenses for such period actually paid in cash, (b) Rent Expense for such period, (c) scheduled principal payments of Indebtedness actually paid in cash during such period, including any optional prepayments made during a prior period that reduce otherwise scheduled principal payments for such period, and (d) the portion of payments under Capital Leases that should be treated as payment of principal in accordance with GAAP scheduled to be paid during such period; provided that notwithstanding anything to the contrary contained herein, for each of the calendar months set forth below, Fixed Charges shall be adjusted for the Acquisition by adding the amount set forth below opposite such month:

Calendar Month	Fixed Charges
April 2015	$235,000
May 2015	$135,000
June 2015	$29,000
July 2015	$146,000
August 2015	$29,000
September 2015	$29,000
October 2015	$134,000
November 2015	$133,000
December 2015	$152,000
January 2016	$133,000
February 2016	$132,000
March 2016	$135,000

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Board necessary for or relating to the conduct of activities by any Loan Party, including, without limitation, the ownership, operation, management and development of Stockman’s Casino, Grand Lodge Casino, Rising Star Casino, Silver Slipper Casino and Bronco Billy’s Casino.
“Gaming Board” shall mean, in any jurisdiction in which any Loan Party manages or conducts any casino, racing, gaming business, or activity, the applicable gaming board, commission or other or Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by any Loan Party within its jurisdiction or is responsible for interpreting, administering and enforcing the Gaming Laws, including, without limitation, the Mississippi Gaming Commission, the Nevada Gaming Control Board, the Nevada Gaming Commission, the Indiana Gaming Commission, and the Colorado Division of Gaming and the Colorado Limited Gaming Control Commission.
“Gaming Laws” shall mean all laws, statutes, ordinances, rules or regulations pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by any Loan Party within its jurisdiction.
“Gaming License” shall mean, in any jurisdiction in which any Loan Party conducts any casino and gaming business or activities, any license, permit or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Board.
“Governmental Authority” shall mean any international, domestic, tribal or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority and any supra-national bodies such as the European Union.
“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability or licensing, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority (including any Gaming Board).
“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.
“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.
“Grand Lodge Casino” shall mean the Grand Lodge Casino in Incline Village, Nevada.

“Guarantor” shall mean each now existing or hereafter acquired or created direct or indirect Restricted Subsidiary of the Borrower which becomes a party to the Guaranty.
“Guaranty” shall mean the Amended and Restated Second Lien Guaranty Agreement by each Guarantor from time to time party thereto in favor of the Administrative Agent and the Lender Parties, as supplemented, modified, amended, extended or restated from time to time.
“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.
“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic or caustic to the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.
“IGRA” means the Federal Indian Gaming Regulatory Act of 1988, codified at 25 U.S.C. §2701, et seq., as amended.
“Indebtedness” of any Person shall mean, without duplication:
(a)    All Obligations;
(b)    All First Lien Obligations;
(c)    All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);
(d)    All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for (i) trade accounts payable, provided that (A) such trade accounts payable arise in the ordinary course of business and (B) no material part of any such account is more than sixty (60) days past due and (ii) time-based licenses;

(e)    All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);
(f)    All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases and all other off-balance sheet financing;
(g)    All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;
(h)    All Unfunded Pension Liabilities of such Person;
(i)    All obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person;
(j)    All Contingent Obligations of such Person (excluding for the avoidance of doubt any Contingent Obligations arising from the Warrant Documents that are (i) unsecured and (ii) do not require any cash payments prior to the “Maturity Date” (used here as such term is defined in the First Lien Credit Agreement) other than in connection with a Change of Control or a sale of substantially all of the assets of the Borrower);
(k)    All Disqualified Securities of such Person;
(l)    With respect to any Rate Contracts, the Termination Value thereof;
(m)    All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;
(n)    All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (m) above; and
(o)    All obligations of other Persons (“primary obligors”) of the types described in clauses (a) - (m) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations (and, for purposes of this clause (o), the amount of the Indebtedness of such Person shall be deemed to be the lesser of (x) the amount of all obligations of such primary obligors so secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) the property of such Person and (y) the value of such property).
“Indemnifiable Taxes” shall have the meaning given to that term in Section 2.12(a).
“Indemnitees” shall have the meaning given to that term in Section 8.03.
“Insurance Disclosure Statement” shall have the meaning given to that term in Section 3.01(m)(iv).

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement dated as of the date hereof among the Borrower and Guarantors party thereto, the Collateral Trustee and the First Lien Collateral Agent, as supplemented, modified, amended or restated from time to time.
“Interest Expense” shall mean, for any period, the sum, for the Borrower Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that are treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).
“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including (x) any Guaranty Obligations of such Person with respect to any obligations of any other Person and (y) any payments made by such Person on account of obligations of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than any Borrower Party) which are Current Assets and arose from sales or rentals of inventory in the ordinary course of such Person’s business consistent with past practice or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.
“IRC” shall mean the U.S. Internal Revenue Code of 1986.
“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.
“Landlord” shall mean any landlord with respect to any real property leased by the Borrower or any of its Affiliates.
“Lead Arranger” shall mean Summit Partners Credit Advisors, L.P. in its capacity as lead arranger, lead bookrunner and syndication agent with respect to this Agreement. Except as expressly set forth in Sections 8.02 and 8.03, the capacity of the Lead Arranger is titular in nature, and the Lead Arranger shall have no special rights or obligations over those of a Lender by reason thereof.
“Lender Parties” shall mean, collectively, the Lenders.
“Lenders” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof.

“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.
“Liquor Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Liquor Authority necessary for or relating to the conduct of activities by any Borrower Party, including, without limitation, the ownership, operation, management and development of Stockman’s Casino, Rising Star Casino, Silver Slipper Casino and Bronco Billy’s Casino.
“Liquor Authorities” shall mean, in any jurisdiction in which any Borrower Party sells or distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, the Alcoholic Beverage Control Division of the Mississippi Department of Revenue, the City of Fallon, County of Washoe, Nevada, the Indiana Alcohol & Tobacco Commission and the Colorado Department of Revenue and City of Cripple Creek, Teller County, Colorado.
“Liquor Laws” shall mean all Governmental Rules applicable to or involving the sale and distribution of liquor by any Borrower Party in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.
“Liquor License” shall mean, in any jurisdiction in which any Borrower Party sells and distributes liquor, any license, permit or other authorization to sell and distribute liquor that is granted or issued by the applicable Liquor Authority.
“Loan” shall mean a Term Loan.
“Loan Account” shall have the meaning given to that term in Section 2.08(a).
“Loan Parties” shall mean, collectively, the Borrower and the Guarantors.
“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board but shall in any case include the treasury stock of the Borrower.
“Material Adverse Effect” shall mean any event or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole, (b) the material ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty and the other Credit Documents; (c) the rights and remedies of the Administrative Agent, the Collateral Trustee or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d)

the value of the Collateral, the Administrative Agent’s, the Collateral Trustee’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; or (e) the material validity or enforceability of any of the Credit Documents.
“Material Contract” shall mean any agreement or arrangement to which any Borrower Party is a party (other than the Credit Documents) with respect to which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Documents” shall mean (i) the Organizational Documents of the Loan Parties, (ii) all Acquisition Documents and (iii) the Material Contracts.
“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.
“Maturity Date” means the earlier of (i) May 13, 2022 and (ii) the date that is six months after the “Maturity Date” (used in this definition as such term is defined in the First Lien Credit Agreement).
“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Loan Party or any ERISA Affiliate.
“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on any Loan Party that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.
“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Trustee as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole.
“Net Income” shall mean with respect to any fiscal period, the net income of or attributable to the Borrower Parties for such period determined on a consolidated basis in accordance with GAAP, consistently applied.
“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Trustee under any key man life insurance policy or any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel), (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole, and (iii) with respect to cash payments or proceeds from any key man life insurance policies, reasonable and customary amounts paid by the applicable Loan Party to (A) an executive recruiting firm related to hiring a replacement executive officer, and (B) the replacement executive officer as a signing bonus and relocation expenses.
“Net Proceeds” shall mean:
(a)    With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates, (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), income taxes reasonably estimated to be payable by such Person as a result of such sale, and (iii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale; and
(b)    With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person other than to any of its Affiliates; and
(c)    With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person other than to any of its Affiliates.
“NFIP” shall have the meaning given to that term in Section 3.01(m)(xiv)(E).
“Non-Bank Certificate” shall have the meaning given to that term in Section 2.12(e).
“Non-Bank Lender” shall have the meaning given to that term in Section 2.12(e).
“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.
“Non-Wholly-Owned Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary.
“Note” shall mean a Term Loan Note.
“Notice of Borrowing” shall mean a Notice of Loan Borrowing.

“Notice of Intent to Cure” shall have the meaning given to that term in Section 6.03(a).
“Notice of Lender Cure” shall have the meaning given to that term in Section 6.03(a).
“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(d).
“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Loan Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation the Term Loans, interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against any of the Loan Parties, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.
“Original Closing Date” shall mean October 1, 2012.
“Original Term Lender” shall mean each Lender holding an Original Term Loan.
“Original Term Loan Commitment” shall mean, with respect to each Original Term Lender, the Dollar amount set forth under the caption “Original Term Loan Commitment” opposite such Lender’s name on Part A of Schedule I.
“Original Term Loans” shall have the meaning given to that term in Section 2.01(a)(i).
“Organizational Documents” shall mean, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.
“Participant” shall have the meaning given to that term in Section 8.05(b).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA or Sections 412 or 430 of the IRC and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Perfection Certificate” shall mean a Perfection Certificate in substantially the form of Exhibit J, appropriately completed and duly executed by the Borrower.
“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(iv).
“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).
“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).
“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.
“Platform” shall have the meaning given to that term in Section 8.01(b).
“Pledged Intercompany Notes” shall have the meaning given to that term in Section 3.01(c)(iii).
“Prepayment Premium” shall have the meaning given to that term in Section 2.06(d).
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proportionate Share” shall mean a Term Proportionate Share.
“Proposed Change” shall have the meaning given to that term in Section 8.04.
“Proposed Target” shall have the meaning given to that term in Section 5.02(d)(iv).
“Qualified Equity Securities” means Equity Securities of the Borrower other than Disqualified Securities.
“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Real Property Security Documents” shall mean (a) each document listed on Schedule 1.01(a) including, without limitation, the Bronco Billy’s Deed of Trust, (b) each deed of trust or mortgage delivered from time to time in accordance with Section 5.01(k) or otherwise in connection with the Credit Documents and (c) each mortgage modification delivered from time to time in connection with the Credit Documents.
“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(iv).
“Register” shall have the meaning given to that term in Section 8.05(d).
“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(i).

“Rent Expense” shall mean rent expense in accordance with GAAP.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).
“Required Lenders” shall mean, at any time, Lenders whose total Proportionate Shares then exceed fifty percent (50%) of the total Proportionate Shares of all Lenders.
“Requirement of Law” applicable to any Person shall mean (a) such Person’s Organizational Documents, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president or treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent or the Collateral Trustee to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent or the Collateral Trustee to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Rising Star Casino” shall mean the Rising Star Casino Resort in Rising Sun, Indiana.
“Rising Star Vessel” shall mean the vessel known as the Grand Victoria II, official number 1027644.
“Rising Star Vessel Security Document” shall mean the second preferred ship mortgage on the Rising Star Vessel made by Gaming Entertainment (Indiana) LLC in favor of the Collateral Trustee (as amended by the First Amendment to Second Lien Preferred Ship Mortgage, dated as of May 13, 2016).
“Sale and Leaseback” shall mean, with respect to any Person, the sale of Property owned by such Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Trustee and the Lender Parties.

“Security Agreement” shall mean that certain Amended and Restated Second Lien Security Agreement among the Borrower, each Guarantor party thereto and the Collateral Trustee, as supplemented, modified, amended, extended or restated from time to time.
“Security Documents” shall mean and include the Security Agreement, each Real Property Security Document, the Rising Star Vessel Security Document, each Control Agreement and each other pledge agreement, assignment or security agreement from time to time delivered in accordance with Section 5.01, and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent, the Collateral Trustee or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.
“SFHA” shall have the meaning given to that term in Section 3.01(m)(xiv)(E).
“Ship Mortgage Act” means Chapter 313 of Title 46 of the United States Code.
“Silver Slipper Casino” shall mean the Silver Slipper Casino and Hotel in Hancock County, Mississippi.
“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.
“Stockman’s Casino” shall mean Stockman's Casino, Fallon, Nevada.
“Subordinated Obligations” shall mean, as of any date of determination, any Indebtedness of the Loan Parties on that date which has been subordinated in right of payment to the Obligations in a manner satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt, including the Obligations (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may require.
“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Borrower.
“Summit” shall have the meaning given to that term in the introductory paragraph hereof.
“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.
“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.
“Term Lender” shall mean (a) prior to the Closing Date, the Lenders having Closing Date Term Loan Commitments as specified on Part A of Schedule I and the Lenders holding Original Term Loans as specified on Part A of Schedule I and (b) from and after the Closing Date, the Lenders from time to time holding Term Loans after giving effect to any assignments permitted by Section 8.05(c).
“Term Loan” shall mean each Original Term Loan, each loan made by a Term Lender pursuant to Section 2.01(a)(ii) and each loan made by a Lender pursuant to Section 2.01(a)(iii).
“Term Loan Borrowing” shall mean the borrowing by the Borrower consisting of the Term Loans made by the applicable Term Lenders to the Borrower.
“Term Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Term Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.
“Term Loan Increase” shall have the meaning given to that term in Section 2.01(a)(iii).
“Term Loan Note” shall have the meaning given to that term in Section 2.08(c).
“Term Proportionate Share” shall mean:

(a)    With respect to any Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Term Loan Commitment at such time to (ii) the Total Term Loan Commitment at such time; and
(b)    With respect to any Lender at any time after the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Term Loan outstanding at such time to (ii) the Effective Amount of all Term Loans outstanding at such time.
The initial Term Proportionate Share of each Lender is set forth under the caption “Term Proportionate Share” opposite such Lender’s name on Schedule I.
“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.
“Total Debt” shall mean, as of any date of determination, without duplication, (a) the aggregate principal amount of Indebtedness of the Borrower Parties outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP consisting of Indebtedness for borrowed money, obligations of the Borrower Parties as lessee under or with respect to Capital Leases (excluding Indebtedness or Capital Leases in an aggregate principal amount not to exceed $9,000,000 incurred to construct a hotel adjacent to Rising Star Casino), debt obligations evidenced by promissory notes or similar instruments plus (b) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise; provided that Total Debt shall not include Indebtedness in respect of Unrestricted Subsidiaries.
“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Adjusted EBITDA for the four consecutive fiscal quarter period most recently ended for which Financial Statements are available.
“Total Term Loan Commitment” shall mean, at any time, Fifty-Five Million Dollars ($55,000,000) or, when such amount is reduced pursuant to Section 2.04(b), the amount to which so reduced and in effect at such time or, if such amount is increased pursuant to Section 2.01(h) or Section 2.01(i), the amount to which so increased and in effect at such time.
“Transactions” shall mean, collectively (a) the transactions contemplated under the Acquisition Agreement, including the Acquisition, (b) the initial Borrowings of the Loans on the Closing Date and (c) the payment of fees, commissions and expenses in connection with the foregoing.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.
“United States” and “U.S.” shall mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.01(n) subsequent to the Closing Date.
“Warrant Documents” means the Warrant Purchase Agreement, including the Closing Date Warrant and each of the other agreements, instruments and documents contemplated by the Warrant Purchase Agreement, other than the Credit Documents.
“Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the date hereof, by and among the Borrower and the Purchasers (as defined therein).
“Wholly-Owned Subsidiary” shall mean any Person in which 100% of the Equity Securities of each class having ordinary voting power, and 100% of the Equity Securities of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more Wholly-Owned Subsidiaries of the Borrower, or both.
1.02.    GAAP.

Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements of the Borrower Parties for the fiscal year ending December 31, 2015. Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (and FASB ASC 470-20, if applicable) on financial liabilities shall be disregarded. If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP. In the case of any Unrestricted Subsidiaries, Borrower’s interest therein shall be treated as an investment under GAAP and the financial condition and operations thereof shall not be consolidated with the Borrower, notwithstanding the provisions of GAAP.

1.03.    Headings.

The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.    Plural Terms.

All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05.    Time.

All references in this Agreement and each of the other Credit Documents to a time of day shall mean eastern time, unless otherwise indicated.

1.06.    Governing Law.

This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07.    Construction.

This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders and the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, the Administrative Agent or any Lender.

1.08.    Entire Agreement.

This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth in the Fee Letter.

1.09.    Calculation of Interest and Fees.

All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

1.10.    References.

(a)    References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)    References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time if such amendment, restatement, modification or supplement is permitted hereby or thereby.
(c)    References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.
(d)    References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11.    Other Interpretive Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II
CREDIT FACILITIES

2.01.    Term Loans.

(a)    Term Loan Availability.

(i)    Original Closing Date. On the terms and subject to the conditions of the Original Second Lien Credit Agreement, each Original Term Lender with an Original Term Loan Commitment severally made term loans (collectively, the “Original Term Loans”) to the Borrower in an amount equal to such Original Term Lender’s Original Term Loan Commitment. The outstanding principal balance of the Original Term Loans as of the Closing Date is $20,000,000. On the Closing Date, each Original Term Loan shall be continued and shall be converted into, for all purposes hereunder, a portion of the Term Loans.

(ii)    Closing Date. On the terms and subject to the conditions of this Agreement, each Term Lender severally agrees to advance to the Borrower in a single advance on the Closing Date an additional term loan in Dollars under this Section 2.01(a)(ii) (such additional term loan, a “Closing Date Term Loan”); provided, however, that (i) the principal amount of the Closing Date Term Loan made by such Term Lender shall not exceed such Term Lender’s Closing Date Term Loan Commitment and (ii) the aggregate principal amount of all Closing Date Term Loans made by all Term Lenders shall not exceed the Closing Date Term Loan Commitments on the Closing Date. The Closing Date Term Loans shall be made on a pro rata basis by the Term Lenders in accordance with their respective Closing Date Term Proportionate Shares, with the Term Loan Borrowing to be comprised of a Closing Date Term Loan by each Term Lender equal to such Term Lender’s Closing Date Term Proportionate Share of such Term Loan Borrowing. The Borrower hereby irrevocably requests each Term Lender to fund its Closing Date Term Proportionate Share of the Closing Date Term Loans.

(iii)    After the Closing Date. On the terms and subject to the conditions of this Agreement, after the Closing Date, if there is to be an increase in the aggregate principal amount of the Term Loans pursuant to Section 2.01(h) or Section 2.01(i) (the “Term Loan Increase”), each Term Lender that has agreed to advance the Term Loan Increase pursuant to Section 2.01(h) or Section 2.01(i) hereby agrees to advance to the Borrower in a single advance on the date specified for such Term Loan Increase pursuant to Section 2.01(h) or Section 2.01(i) a loan in Dollars under this Section 2.01(a)(iii); provided, however, that the principal amount of the Term Loan made by such Lender shall not exceed the amount such Lender has agreed to advance pursuant to Section 2.01(h) or Section 2.01(i) with respect to such Term Loan Increase. The Term Loan Borrowing made in respect of the Term Loan Increase shall be comprised of a Term Loan made by such Lender in an amount equal to such Term Loan Increase.

(iv)    No Reborrowings. The Borrower may not reborrow the principal amount of any Term Loan after repayment or prepayment thereof.

(b)    [Reserved.]

(c)    [Reserved.]

(d)    Notice of Loan Borrowing. The Borrower shall request each Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower.
The Borrower shall give the Notice of Loan Borrowing for the Term Loan Borrowing to the Administrative Agent no later than 11:00 a.m. at least one (1) Business Day before the date of the requested Term Loan Borrowing. Any Notice of Loan Borrowing received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. Each Notice of Loan Borrowing shall be delivered by first-class mail, facsimile or email containing a PDF of such signed and completed Notice of Loan Borrowing to the Administrative Agent at the office or to the facsimile number or email address specified in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile or email. The Administrative Agent shall promptly notify each Term Lender of the contents of the Notice of Loan Borrowing for the Term Loan Borrowing on the Closing Date and of the amount of the Term Loan to be made by such Term Lender as part of the requested Term Loan Borrowing.
(e)    Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until paid in full, at the Applicable Rate, payable monthly in arrears as provided in Section 2.01(g)(i).
(f)    [Reserved.]

(g)    Scheduled Payments.

(i)    Interest - All Loans. The Borrower shall pay accrued interest on the unpaid principal amount of each Term Loan in arrears monthly on the last Business Day of each month and on the Maturity Date. Such interest shall be paid in cash. All interest that is not paid when due shall be due on demand.

(ii)    The Borrower shall also make the mandatory prepayments required by Section 2.06(c), which shall be applied to the Loans in the manner set forth in Section 2.06(d).

(h)    Optional Term Loan Commitment Increase.

(i)    On the terms and subject to the conditions set forth below, Borrower may, on one or more occasions in accordance with Section 6.03, with the approval of the Administrative Agent in its sole discretion and the consent of the Required Lenders, but without the consent of any Lender not participating in the increase, increase the principal amount of the Total Term Loan Commitment provided that:

(A)    all required third party consents and approvals shall have been obtained;

(B)    no Default or Event of Default shall have occurred and be continuing or shall occur under this Agreement as a result of such increases;

(C)    all financial covenants will be satisfied on a pro forma basis after giving effect to the increased Total Term Loan Commitment and other customary and appropriate pro forma adjustments including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the increased Total Term Loan Commitment and application of the Cure Amount pursuant to Section 6.03;

(D)    such increase shall be effected by one or more existing Lenders increasing its Term Loan Commitment; provided that each of the Lenders shall have the right to increase its Term Loan Commitment in an amount equal to its Term Proportionate Share of the total increase in the Term Loan Commitments. No Lender shall be required to increase its Term Loan Commitment. The Administrative Agent shall amend and restate Schedule I hereto to reflect the revised Total Term Loan Commitments of all Lenders and their adjusted Term Proportionate Share; the Administrative Agent shall promptly distribute the revised Schedule I to the Borrower and to all Lenders. The Borrower shall execute and deliver the appropriate Lenders new promissory notes for the increased amount of their Term Loan Commitments;

(E)    all upfront fees (which shall be no greater than 3% of the increase) shall have been paid by the Borrower prior to or substantially concurrent with the effectiveness of such increases;

(F)    the proceeds of the increased Term Loan Commitment shall be used solely to repay the First Lien Obligations;

(G)    the Loan Parties shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases (including new Notes, any related fee letters, a compliance certificate evidencing compliance with financial covenants on a pro forma basis, reaffirmations of the Guaranty, and the Loan Parties, copies of resolutions regarding the increase in the Total Term Loan Commitment (or principal amount of the Term Loans, as applicable) and related actions taken by Loan Parties, certified as true and correct by a Responsible Officer, title insurance endorsements, amendments and updates and legal opinions), in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(H)    the increased amount of the Term Loan Commitment shall be subject to the same terms, including pricing provisions, as existing Term Loans.

(ii)    Any request under this Section 2.01(h) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default exists or will occur as a result of such increase and that all financial covenants will be satisfied on a pro forma basis after giving effect to the increased Term Loan Commitment, other customary and appropriate pro forma adjustments including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the increased Total Term Loan

Commitment and application of the Cure Amount pursuant to Section 6.03. The Borrower may pay fees to the increasing Lender, in each case for its own respective account, in connection with such increases.

(iii)    Term Loan Commitment Increase at Option of Lenders. The Administrative Agent and the Lenders are hereby irrevocably authorized by the Borrower to unilaterally increase the principal amount of the Total Term Loan Commitment and make additional Term Loans to the Borrower, on one or more occasions in accordance with Section 6.03, with the approval of the Administrative Agent in its sole discretion, the consent of the Required Lenders and the Lenders participating in the increase in their sole discretion, but without the consent of, or any action on the part of, the Borrower; provided that:

(A)    the proceeds of the increased Term Loan Commitment shall be used solely to repay the First Lien Obligations and the Borrower hereby irrevocably authorizes the Administrative Agent to deliver such proceeds directly to the First Lien Administrative Agent for application against the First Lien Obligations;

(B)    upfront fees (which shall be no greater than 3% of the increase) for the account of the Lenders participating in the increase shall be deducted from the proceeds of the increased Term Loan Commitment that are delivered to the First Lien Administrative Agent;

(C)    the increased amount of the Term Loan Commitment shall be subject to the same terms, including pricing provisions, as existing Term Loans;

(D)    the Administrative Agent is hereby irrevocably authorized by the Borrower to unilaterally amend and restate Schedule I hereto to reflect the revised Total Term Loan Commitments of all Lenders and their adjusted Term Proportionate Share, and the Administrative Agent shall promptly distribute the revised Schedule I to the Borrower and to all Lenders; and

(E)    Each Lender participating in the increased Term Loan Commitments shall be permitted to request that its Loans be evidenced by a Term Loan Note pursuant to Section 2.08(c); provided that the failure of the Borrower to execute and deliver such Term Loan Note shall not invalidate such Loans and that until such Term Loan Note is delivered, this Agreement shall constitute evidence of such Loan.

2.02.    [Reserved.]

2.03.    [Reserved.]

2.04.    Amount Limitations, Commitment Reductions, Etc.

(a)    [Reserved.]

(b)    Mandatory Reduction of Commitments.

(i)    The Closing Date Term Loan Commitment and the Total Term Loan Commitment shall each be automatically and permanently reduced to zero at the close of business on the Closing Date. Any agreement made pursuant to Section 2.01(h) or Section 2.01(i) to advance additional Term Loans after the Closing Date shall terminate immediately after such Term Loans are advanced.

(c)    [Reserved.]

2.05.    Fees.

(a)    Administrative Agent’s Fees. The Borrower shall pay the Administrative Agent, for its own account, an agent’s fee in the amount and at the times set forth in the Fee Letter.

(b)    Upfront Fee. The Borrower shall pay to Summit, on the Closing Date, an upfront fee in the amount set forth in the Fee Letter.

2.06.    Prepayments.

(a)    Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid.

(b)    Optional Prepayments.

(i)    Subject to Section 2.06(d), at its option, the Borrower may, upon one (1) Business Day’s notice from the Borrower to the Administrative Agent, prepay the Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)    Mandatory Prepayments. Subject to Section 2.06(d), the Borrower shall prepay the Obligations as follows:

(i)    If, at any time after the Closing Date, any Loan Party sells or otherwise disposes of any assets (other than sales permitted under Section 5.02(c) (excluding clauses (vi) and (vii) thereof)) in any single transaction or series of related transactions and the Net Proceeds of such sale or other disposition exceed $100,000, the Borrower shall, not later than five (5) Business Days after the completion of each such sale or other disposition, prepay the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(i) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the time the Net Proceeds from such Relevant Sale are received that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent the acquisition of such replacement assets occurs within 180 days from the date of such Relevant Sale, provided, that in no event shall the aggregate amount of such Net Proceeds that are reinvested in replacement assets after the Closing Date exceed $4,000,000. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 180-day period provided in the preceding sentence shall elapse or an Event of Default shall occur, then the Borrower shall immediately prepay, the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(i).

(ii)    If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(iii)    If, at any time after the Closing Date, any Loan Party issues or sells any Equity Securities or receives any capital contribution from any other Person (other than through an Exempted Equity Issuance), the Borrower shall, immediately after such issuance or sale, prepay the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to fifty percent (50%) of the Net Proceeds of such Equity Securities or capital contribution; provided, that the Borrower may dedicate and, at any time in the future, apply any amount of the Net Proceeds of such issuance or sale or capital contribution received prior to the first anniversary of the date of this Agreement to Capital Expenditures for one or more growth projects described on Schedule 5.02(c) hereof, without having to make a prepayment of fifty percent (50%) of said Net Proceeds of Equity Securities or capital contribution.

(iv)    Not later than five (5) Business Days after the date (the “Receipt Date”) of receipt by a Loan Party (or the Collateral Trustee) of any Net Insurance Proceeds or Net Condemnation Proceeds which exceed $250,000, the Borrower shall prepay the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d) in an amount equal to such Net Insurance Proceeds or Net Condemnation Proceeds. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(iv) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if (A) the Borrower advises the Administrative Agent in writing within four (4) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds were derived to the extent such repair, restoration or replacement is commenced within 180 days after the related Receipt Date and (B) the Net Insurance Proceeds or Net Condemnation Proceeds are sufficient to defray the entire cost of such repair, restoration or replacement or if not, the Borrower has deposited with the Collateral Trustee good funds equal to the difference between the cost of such repair, restoration or replacement and the amount of Net Insurance Proceeds or Net Condemnation Proceeds deposited with the Administrative Agent, and such funds and proceeds will be held by the Administrative Agent and disbursed under procedures established by the Administrative Agent in good faith. If, at any time after the occurrence of a Receipt Date and prior to the commencement of the corresponding repair, restoration or replacement, the applicable 180-day period provided in the preceding sentence shall elapse without the commencement of the related repair, restoration or replacement, or the Borrower shall fail to provide and deposit the funds and proceeds required under clause (B) above, or an Event of Default shall occur, then the Borrower shall immediately prepay the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(iv). If the Borrower has provided the written notice contemplated by the prior sentence, then until such Net Insurance Proceeds or Net Condemnation Proceeds are needed to pay for the related repair, restoration or replacement such proceeds shall be held by the Collateral Trustee as Collateral. The Borrower shall be entitled to any interest earned on such Net Insurance Proceeds or Net Condemnation Proceeds.

(v)    [Reserved.]

(vi)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by a Senior Finance Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(vii)    Notwithstanding anything to the contrary in this Section 2.06(c), until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred, no mandatory prepayments of Loans that would otherwise be required under this Section 2.06(c) shall be required to be made.

(d)    Call Premium. In the event that, on or after the Closing Date, the Borrower (i) voluntarily prepays all or any portion of the Term Loans, (ii) prepays all or any portion of the Term Loans in connection with any payment under Section 2.06(c) or (iii) prepays all or any portion of the Term Loans as a result of or subsequent to the acceleration of the Term Loans for any reason at any time, including, without limitation, as a result of any defaults described in Section 6.01, the Borrower shall pay to the Administrative Agent for the ratable account of each of the applicable Lenders whose Term Loans are so prepaid or repaid a prepayment premium (such prepayment premium (as liquidated damages and not as a penalty), the “Prepayment Premium”) in the amount of (i) 3.00% of the aggregate principal amount of the Term Loans so prepaid if such prepayment occurs prior to the first anniversary of the Closing Date, (ii) 2.00% of the aggregate principal amount of the Term Loans so prepaid if such prepayment occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, (iii) 1.00% of the aggregate principal amount of the Term Loans so prepaid if such prepayment occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, and (iv) 0.00% on or after the third anniversary of the Closing Date. The Prepayment Premium shall be due and payable on the date of a prepayment or required prepayment (whether or not an Event of Default is occurring and prior to and after acceleration of the Term Loans). Notwithstanding anything herein to the contrary, the Prepayment Premium shall not be due and payable in a refinancing of all of the outstanding Term Loans to the extent such refinancing is provided by the Lenders or their affiliated funds.

2.07.    Other Payment Terms.

(a)    Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s applicable Domestic Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b)    Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)    Default Rate. Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to fifteen and one-half percent (15.50%) (the “Default Rate”) payable on demand. Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand). Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.

(d)    Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit

Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans.

(e)    Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.

2.08.    Loan Accounts; Notes.

(a)    Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)    [Reserved.]

(c)    Term Loan Notes. Each Term Lender’s Term Loan shall be evidenced by a promissory note in the form of Exhibit D (individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Term Lender, (ii) in the amount of such Term Lender’s Term Loan and (iii) otherwise appropriately completed. Such notes shall, collectively, constitute a Term Loan Note.

(d)    [Reserved.]

2.09    Loan Funding.

(a)    Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s applicable Term Loan Commitment of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.01 (and, if such Borrowing is the initial Loan, the conditions set forth in Section 3.01), the Administrative Agent shall, subject to Section 5.01(f), promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting the account of the Borrower maintained by the Borrower on the books of the Administrative Agent with the amount of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(b)    Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable Term Loan Commitment, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender’s applicable Term Loan Commitment of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at per annum rates equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s applicable Term Loan Commitment, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)    Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing, but no Lender shall be obligated in any way to make any Loan which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.10.    Pro rata Treatment.

(a)    Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

(i)    The Term Loan Borrowing on the Closing Date shall be made or shared among the Lenders pro rata according to their respective Closing Date Term Proportionate Shares;

(ii)    Each payment of principal on Term Loans shall be shared among the Term Lenders which made or funded such Loans pro rata according to the respective unpaid principal amount of such Loans then owed to such Lenders;

(iii)    Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv)    Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(v)    All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

For the avoidance of doubt, the provisions of this Section 2.10(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party (as to which the provisions of this Section 2.10(b) shall apply).

2.11.    Capital Requirements.

If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.12.    Taxes on Payments.

(a)    Except as otherwise expressly provided in this Section 2.12, all payments by the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction for, any and all present or future federal, state, local and foreign taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities with respect thereto, including withholding taxes imposed by any jurisdiction or any political subdivision thereof, but excluding (except as provided in the second succeeding sentence) taxes imposed on a Lender’s overall net income and franchise taxes imposed on such Lender, in each case, by the jurisdiction of such Lender’s applicable Domestic Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities being referred to herein as “Indemnifiable Taxes”). If Indemnifiable Taxes are imposed in respect of any sum payable hereunder to any Lender, then (i) subject to the penultimate sentence of Section 2.12(e), the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any excise, transfer, sales and use, value added or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(b)    Subject to the penultimate sentence of Section 2.12(e), the Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of all

Indemnifiable Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days following the date the Administrative Agent or such Lender makes written demand therefor.

(c)    Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available), the Borrower will furnish to the Administrative Agent, at the Administrative Agent’s Office, the original or a certified copy of a receipt evidencing payment thereof.

(d)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of principal, interest and all other Obligations hereunder.

(e)    On or prior to the date of the initial Loans or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any United States federal income taxes, or (B) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC and cannot deliver any of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (with respect to a complete exemption under an income tax treaty) pursuant to clause (A) above (any such lender, a “Non-Bank Lender”), (x) a certificate substantially in the form of Exhibit G (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of either United States Internal Revenue Service Form W-8BEN or W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement. Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction of Indemnifiable Taxes, but only if and to the extent such Lender is legally entitled to do so. If a Lender fails to provide to the Borrower or the Administrative Agent pursuant to the first sentence of this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any such Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a). Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(f)    Any Lender claiming any additional amounts in respect of Indemnifiable Taxes payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such Indemnifiable Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.

(g)    Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

2.13.    [Reserved.]

2.14.    Security.

(a)    Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents (or, in the case of any Real Property Security Document, the Obligations described in such Real Property Security Document and subject to any limitation specifically set forth therein). All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents.

(b)    Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) as the Administrative Agent or the Collateral Trustee may reasonably request to:

(i)    grant, perfect, maintain, protect and evidence security interests in favor of the Collateral Trustee, for the benefit of the Secured Parties, in any or all present and future property of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)    otherwise establish, maintain, protect and evidence the rights provided to the Collateral Trustee, for the benefit of the Secured Parties, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent, the Collateral Trustee and the Lenders and perform all additional acts reasonably requested by the Administrative Agent, the Collateral Trustee or any Lender to effect the purposes of this Section 2.14.

2.15.    Purchase Price Allocation. The Borrower and the Lenders agree that, for purposes of Sections 305 and 1271 through 1275 of the IRC or for purposes of the allocation of consideration in any other jurisdiction, the purchase price of the Term Loans shall be $54,627,569.84, that the purchase price of the rights under the Warrant Documents shall be $372,430.16, and that such purchase prices shall be used by the Borrower and each Lender for all financial and income tax reporting purposes, except to the extent that such allocation is determined by an appropriate governmental authority to be improper.

ARTICLE III
CONDITIONS PRECEDENT

3.01.    Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of all other conditions listed below, the Administrative Agent’s (and, where expressly indicated, the Collateral Trustee’s) reasonable determination that such conditions have been satisfied.

(a)    Agreement. This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

(b)    The Borrower shall have duly completed and timely delivered to the Administrative Agent the Notice of Borrowing for such Credit Event in accordance with this Agreement;

(c)    Principal Credit Documents.

(i)    A Term Loan Note payable to each Term Lender, each duly executed by the Borrower;

(ii)    A Guaranty duly executed by the Guarantors (including Bronco Billy’s Purchaser);

(iii)    A Security Agreement duly executed by the Guarantors (including Bronco Billy’s Purchaser), together with (A) original demand promissory evidencing intercompany notes (if any) pledged to the Collateral Trustee pursuant to the Security Agreement or to the First Lien Collateral Trustee as bailee for the Collateral Trustee pursuant to the Intercreditor Agreement (collectively, the “Pledged Intercompany Notes”), together with accompanying allonges or endorsements in blank and attached thereto, (B) the original certificates (if any) representing all of the outstanding Equity Securities of Bronco Billy’s Purchaser and its Subsidiaries that are pledged to the Collateral Trustee pursuant to the Security Agreement (or any other Security Document) or to the First Lien Collateral Trustee as bailee for the Collateral Trustee pursuant to the Intercreditor Agreement, together with undated stock powers duly executed by the appropriate Loan Party, as applicable, in blank and attached thereto; and (C) all other collateral listed on Schedule I of the joinder to the Security Agreement;

(iv)    The Bronco Billy’s Deed of Trust;

(v)    The Bronco Billy’s Environmental Indemnity Agreement;

(vi)    An amendment to each Real Property Security Document listed on Schedule 1.01(a), duly executed by the applicable Loan Party (including Bronco Billy’s Purchaser) and notarized and in form suitable for recording in the appropriate jurisdictions;

(vii)    An amendment to the Rising Star Vessel Security Document duly executed by the parties thereto;

(viii)    The completed Perfection Certificate, duly executed by the Borrower;

(ix)    A reaffirmation of the Security Documents, duly executed by each Loan Party; and

(x)    A bring down of all the title insurance policies and an endorsement (in form, substance and coverages acceptable to Agent in Agent’s sole discretion) to each of the title insurance policies under each Real Property Security Document and any other real estate documentation requested by the Administrative Agent; and

(xi)    A marked up 2006 ALTA lender’s title insurance commitment or pro forma policy of title insurance insuring the Bronco Billy’s Deed of Trust with such endorsements attached thereto as Administrative Agent may require insuring Administrative Agent’s lien in form, amount and substance acceptable to Administrative Agent in Administrative Agent’s sole discretion.

(d)    Borrower’s Organizational Documents.

(i)    A Certificate of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of the Borrower’s jurisdiction of incorporation and each jurisdiction in which the Borrower is qualified to do business;

(ii)    A Certificate of the Franchise Tax Board, Secretary of State or comparable official of the same jurisdictions referenced in Section 3.01(d)(i) above for the Borrower (to the extent that such Governmental Authority customarily makes available such certificates with respect to entities of the same type as the Borrower), certified as of a recent date prior to the Closing Date, stating that the Borrower is in good tax standing under the laws of such jurisdiction; and

(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the certificate or articles of incorporation and bylaws of the Borrower as in effect on the Closing Date; (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; (C) that there are no proceedings for the dissolution or liquidation of the Borrower; and (D) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower;

(e)    Guarantor Organizational Documents.

(i)    Certificates of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of such Guarantor’s jurisdiction of incorporation or formation and jurisdiction in which such Guarantor is qualified to do business;

(ii)    Certificates of the Franchise Tax Board, Secretary of State or comparable official of the jurisdiction of incorporation or formation of each Guarantor (to the extent that such Governmental Authority customarily makes available such certificates with respect to entities of the same type as such Guarantor) and each state in which such Guarantor is qualified to do business, dated as of a date close to the Closing Date, stating that such Person is in good tax standing under the laws of such jurisdiction.

(iii)    A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying (A) that attached thereto is a true and correct copy of the Organizational Documents of such Person as in effect on the Closing Date; (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Person and continuing in effect, which authorize the execution, delivery and performance by such Person each Credit Document executed or to be executed by such Person and the consummation of the transactions contemplated thereby; (C) that there are no proceedings for the dissolution or liquidation of such Person; and (D) the incumbency, signatures and authority of the officers of such Person authorized to execute, deliver and perform the Credit Documents to be executed by such Person.

(f)    Financial Statements, Financial Condition, Etc.

(i)    A copy of the (A) audited consolidated Financial Statements of each of (1) the Borrower Parties and (2) Bronco Billy’s Casino for the fiscal years ending December 31, 2013, December 31, 2014 and December 31, 2015 and (B) unaudited consolidated and consolidating Financial Statements of the Borrower Parties and Bronco Billy’s Casino for the fiscal quarter ending March 31, 2016, if available;

(ii)    A copy of the monthly Financial Statements for each of the Borrower Parties and Bronco Billy’s Casino for the months ending January 31, 2016 and February 29, 2016;

(iii)    A pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower Parties as of and for the fiscal quarter ending December 31, 2015, prepared after giving effect to the Acquisition, the Obligations under this Agreement and the First Lien Obligations as if said transactions had occurred as of said date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income) in form satisfactory to the Administrative Agent and including only those adjustments that the Administrative Agent agrees is appropriate;

(iv)    A certificate of the Borrower and each Guarantor as to the financial condition and solvency of such Person(s) on a pro forma basis after giving effect to the Transactions, in form and substance satisfactory to the Administrative Agent certified by a Senior Finance Officer of each such Person(s) on behalf of Borrower or each Guarantor, as applicable;

(v)    A copy of (and the Administrative Agent’s satisfactory reasonable review of) the projected financial statements of the Borrower Parties for each of the fiscal years through the Maturity Date (on a year by year basis) together with narrative assumptions, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include quarterly projections for the first year after the Closing Date reflecting the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement; and

(vi)    Such other financial, business and other information regarding the Borrower or any of its Subsidiaries or Silver Slipper Casino as the Administrative Agent may reasonably request.

(g)    Lien and Judgment Searches. The results of Lien and judgment searches with respect to the Borrower Parties showing no Liens or judgments except those permitted by this Agreement or Liens to be discharged substantially concurrently with the Closing Date.

(h)    Opinions.

(i)    Favorable written opinion dated the Closing Date and covering such matters relating to the Borrower Parties and this Agreement as the Administrative Agent may reasonably request or require and otherwise in form and substance reasonably satisfactory to the Administrative Agent, from Brownstein Hyatt Farber Schreck, LLP, special counsel for the Borrower and the Guarantors;

(ii)    Favorable written opinion dated the Closing Date and covering the Rising Star Vessel Security Document and such other matters relating to the Rising Star Vessel as the Administrative Agent may reasonably request or require and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)    Favorable written opinion dated the Closing Date in each state in which real property is located with respect to the enforceability of the form(s) of mortgage to be recorded in such state and covering such matters relating to the Borrower Parties and this Agreement as the Administrative Agent may reasonably request or require and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Acquisition Agreement. A copy of the Acquisition Agreement and each other Acquisition Document (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments thereof), duly executed by each party thereto, and a copy of each agreement, certificate, opinion of counsel (with a letter from the Person delivering such opinions of counsel authorizing reliance thereon by the Administrative Agent and the Lenders) and other material writing delivered by or on behalf of each party to such documents in connection therewith;

(j)    First Lien Loan Documents. The executed loan agreement between the Borrower Parties, the First Lien Administrative Agent and the First Lien Lenders and related documents in form and substance satisfactory to the Administrative Agent.

(k)    Intercreditor Agreement. An executed Amended and Restated Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Trustee and the First Lien Collateral Trustee.

(l)    Other Collateral Documents.

(i)    A Control Agreement with each bank with which any Borrower or any Guarantor maintains a deposit account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such bank;

(ii)    A Control Agreement with each securities intermediary with which any Borrower or any Guarantor maintains a securities account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such securities intermediary;

(iii)    A Control Agreement with each commodity intermediary with which any Borrower or any Guarantor maintains a commodity account, each appropriately completed and duly executed by such Loan Party, the Collateral Trustee and such commodity intermediary;

(iv)    Appropriate documents for filing with the United States Patent and Trademark Office, the United States Copyright Office and all other filings necessary to perfect the security interests granted to the Collateral Trustee (for the benefit of the Secured Parties) by the Security Documents, all appropriately completed and duly executed by the applicable Loan Party and, where appropriate, notarized; and

(v)    A Power of Attorney in the form attached to the Security Agreement, dated the Closing Date and otherwise appropriately completed, duly executed by the Borrower and the Guarantors and notarized.

(vi)    Evidence that upon the filing of appropriate Uniform Commercial Code financing statements, the Collateral Trustee (for the benefit of the Secured Parties) will have a valid, perfected second priority Lien on all Collateral in which a Lien may be perfected by the filing of such Uniform Commercial Code financing statements, subject only to Permitted Liens;

(vii)    The Administrative Agent shall be satisfied that upon the filing and recording of the Real Property Security Documents, the Collateral Trustee (for the benefit of the Secured Parties) will have valid, perfected second priority Liens on the real property interest (fee or leasehold) of Stockman’s Casino, Grand Lodge Casino, Rising Star Casino, Bronco Billy’s Casino and Silver Slipper Casino, subject only to Permitted Liens;

(viii)    The Administrative Agent shall be satisfied that (A) upon the filing and recording of the Rising Star Vessel Security Document, the Collateral Trustee (for the benefit of the Secured Parties) will have a valid, perfected second priority Lien on the Rising Star Vessel, subject only to Permitted Liens, and (B) the Rising Star Vessel Security Document will qualify for the benefits accorded a “preferred mortgage” under the Ship Mortgage Act;

(ix)    Other than the First Lien Obligations, evidence that all existing Indebtedness of the Loan Parties has been or concurrently with the Closing Date is being repaid in full and a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness (including payoff letter(s), as applicable);

(x)    Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(vi) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Collateral Trustee in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement or and has made a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness pursuant to subsection (e)(viii) above;

(xi)    ALTA extended coverage lender’s policies of title insurance (or a commitment therefor) insuring the validity and priority of each Real Property Security Document (subject only to such exceptions as the Administrative Agent may reasonably approve), in such amounts and with such endorsements as the Administrative Agent may require, issued by a title insurer acceptable to the Administrative Agent, together with such policies of co-insurance or reinsurance (or commitments therefor) as the Administrative Agent may reasonably require;

(xii)    an Assignment of Entitlements and Certificate and Indemnification for Hazardous Substances with respect to the real property subject to each Real Property Security Document;

(xiii)    Certificate of Ownership (CG-1330) issued by the National Vessel Documentation Center no earlier than seven days prior to the Closing Date showing Gaming Entertainment (Indiana) LLC to be the sole owner of the Rising Star Vessel, that the Rising Star Vessel is free and clear of all Liens of record other than in favor of the First Lien Lenders and subject to the other Permitted Liens, and that the Rising Star Vessel is currently documented;

(xiv)    a certified Abstract of Title issued by the National Vessel Documentation Center no earlier than four Business Days prior to the Closing Date showing Gaming Entertainment (Indiana) LLC to be the sole owner of the Rising Star Vessel and that the Rising Star Vessel is free and clear of all Liens of record other than in favor of the First Lien Lenders and subject to the other Permitted Liens;

(xv)    a Confirmation of Class certificate for the Rising Star Vessel issued by the American Bureau of Shipping, reflecting that the Rising Star Vessel has the highest classification for vessels of its type, free from recommendations affecting class;

(xvi)    ALTA as-built surveys certified to Administrative Agent of all real property owned by the Loan Parties prepared by registered engineers or land surveyors in form and substance acceptable to Administrative Agent in Administrative Agent’s sole discretion;

(xvii)    Phase I environmental assessments certified to Administrative Agent and such other environmental reports reasonably requested by the Administrative Agent regarding each parcel of real property subject to a Real Property Security Document by an environmental engineering firm acceptable to Administrative Agent showing no environmental conditions unacceptable to Administrative Agent, in Administrative Agent’s sole discretion;

(xviii)    zoning letters from an appropriate officer of the applicable municipality regarding zoning and building code compliance with respect to each parcel of real property subject to a Real Property Security Document showing no violations; such letter to be acceptable to Administrative Agent, in Administrative Agent’s sole discretion;

(xix)    such other certificates, documents, opinions and information as are reasonably requested by Administrative Agent including, without limitation, landlord agreements/waivers, engineering and structural reports, insurance policies, flood certificates, permanent certificates of occupancy and affidavits or other documents required to issue any title policies, each in form and substance satisfactory to Administrative Agent; and

(xx)    Such other evidence as the Administrative Agent may reasonably request to establish that the Liens granted to the Collateral Trustee (for the benefit of the Secured Parties) under the Security Documents and the other Credit Documents are or upon the proper filings shall be perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior to the Liens granted to the Collateral Trustee.

(m)    Other Items.

(i)    A funds flow statement detailing the disbursement of the Borrowings to occur on the Closing Date, in form and substance reasonably acceptable to the Administrative Agent;

(ii)    Since December 31, 2015, no event or circumstance shall have occurred that has resulted or could result in a material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties (including Silver Slipper Casino and Bronco Billy’s Casino) taken as a whole;

(iii)    Delivery to the Administrative Agent of evidence that proper permits from Governmental Authorities or any other Persons were obtained in connection with the building of the Silver Slipper Casino;

(iv)    Subject to the rights of the First Lien Lenders, certificates of insurance and endorsements (including a lender’s loss payable endorsement) naming the Collateral Trustee as mortgagee and loss payee and the Collateral Trustee and the Administrative Agent as additional insureds, as required by Section 5.01(d) of this Agreement and an insurance analysis and review from a consultant acceptable to the Administrative Agent; along with a disclosure statement in form and substance reasonably acceptable to the Administrative Agent setting forth a true and complete listing of all insurance maintained by the Borrowers as of the Closing Date (the “Insurance Disclosure Statement”);

(v)    The Borrower shall not have entered into any amendment, supplement or other modification to, or any consent or waiver with respect to, the Acquisition Agreement or any other Acquisition Document that materially adversely affects the interests of the Lenders (as reasonably determined by the Administrative Agent) or increases the Purchase Price (as defined in the Acquisition Agreement), unless such amendment, supplement, modification or waiver shall have been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld);

(vi)    Evidence that the directors of the Borrower (and any necessary third party and governmental approvers) have approved the Transactions by the Borrower at a purchase price not to exceed $30,000,000, exclusive of working capital and other items specified in the Acquisition Agreement;

(vii)    There shall not exist any pending or overtly threatened action, suit, investigation or proceeding, which, if adversely determined, could reasonably be expected to cause the occurrence of an Event of Default under Section 6.01(t) or any other pending or threatened action, suit, investigation or proceeding which could reasonably be expected to materially and adversely affect the Borrower Parties, any transaction contemplated hereby (including the Transactions) or the ability of any Loan Party to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(viii)    The Administrative Agent, shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial statements and projections previously delivered to the Administrative Agent);

(ix)    On the Closing Date:

(A)    the representations and warranties set forth in Article IV of this Agreement and the other Credit Documents shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on the Closing Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct as of such date); and

(B)    No Default shall have occurred and be continuing.

(x)    A certificate of the Chief Financial Officer of the Borrower certifying, on behalf of the Borrower, as to the matters set forth in clause (ix);

(xi)    To the extent not included above in this Section 3.01, a copy of each of the Material Documents (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof), duly executed by each party thereto;

(xii)    The Borrower and the Guarantors shall have provided such documentation and other information requested by the Administrative Agent (on behalf of itself and any Lender) that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(xiii)    All fees and expenses payable to Lead Arranger and Administrative Agent (reasonable fees and expenses of counsel to the Lead Arranger and Administrative Agent invoiced through the Closing Date) and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent and Summit pursuant to the Fee Letter) have been paid;

(xiv)    On the Closing Date, after giving effect to such initial Borrowings:

(A)    The Borrower shall have obtained all Governmental Authorizations (including all applicable tribal, gaming, horse racing and video lottery licenses and permits) and all consents of other Persons in each case that are necessary to have been obtained prior to the Closing Date in connection with the Transactions and the continued operation of the business conducted by the Borrower Parties in substantially the same manner as conducted prior to the Closing Date; including all Gaming Approvals, including but not limited to any and all applicable Gaming Licenses, approval of the transfer of substantially all of the assets of Bronco Billy’s Casino to a Subsidiary of the Borrower, approval of pledges and restrictions on transfer of the Equity Securities of Bronco Billy’s Casino and any and all applicable Liquor Approvals. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(B)    No temporary restraining order, preliminary or permanent injunction or other order preventing the Borrower and the Guarantors, the Administrative Agent or any Lender Party from entering into this Agreement or the other Credit Documents or consummating the transactions contemplated hereby or thereby shall have been issued by any court of competent jurisdiction or other Governmental Authority having authority over any such Person and remains in effect, and no applicable Governmental Rules shall be enacted or deemed applicable to the Credit Documents by a Governmental Authority having authority over any such Person that makes the closing of the Credit Documents or any extensions of credit thereunder illegal;

(C)    All conditions to consummation of the Acquisition pursuant to the Acquisition Agreement (except the payment of the purchase price and other amounts due pursuant to the Acquisition Agreement) have been satisfied or waived and the Acquisition will be consummated concurrently with the Closing Date; provided that no amendment, modification or waiver of any term thereof or any condition to the Borrower’s obligation to consummate the Acquisition under the Acquisition Agreement (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Lenders) will be made or granted, as the case may be, without the prior written consent of the Administrative Agent (it being understood that any change in the price (including any price decrease) or structure of the Acquisition will be deemed to be materially adverse and will require the prior written consent of the Administrative Agent). The borrowing under the Term Loan on the Closing Date, together with amounts borrowed or continued under the First Lien Credit Agreement on the Closing Date (which shall in no case be less than an aggregate principal amount of $45,000,000)) and cash equity contributions contributed or available to the Borrower on the Closing Date, shall be sufficient to consummate the Transactions, including the Acquisition, and pay all related fees, commissions and expenses.

(D)    To the extent not included in clause (b), clause (c), or clause (i) above and not previously delivered pursuant to Section 3.01, a copy of each of the Material Documents (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof), duly executed by each party thereto;

(E)    The Administrative Agent shall have certified to the Lenders that either (i) prior to the Closing Date, the Borrower obtained and provided the Administrative Agent with written evidence of flood insurance coverage meeting the minimum requirements of the National Flood Insurance Program (the “NFIP”) for all improved real estate and any personal property therein that constitutes Collateral that is located within a Special Flood Hazard Area (“SFHA”) in a community that participates in the NFIP; or (ii) the determination(s) using the Special Flood Hazard Determination Form indicate that no improved real estate that constitutes Collateral is located in a SFHA in a community that participates in the NFIP; and

(F)    All fees and expenses payable to Summit, the Administrative Agent and the Lenders (including reasonable fees and expenses of counsel to Summit, the Administrative Agent and the Lenders invoiced through the Closing Date) and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Fee Letter);

(xv)    Such other evidence as the Administrative Agent may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents;

(xvi)    Duly executed copies of the Closing Date Warrant and the Warrant Documents; and

(xvii)    There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transactions in the manner contemplated by each of the Acquisition Documents, the First Lien Credit Documents, the Warrant Documents or the Credit Documents; or (B) any litigation that shall be pending or threatened against any Borrower Party as of the Closing Date which could reasonably be expected to have a Material Adverse Effect.

(n)    Conditions Precedent to each Credit Event. On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)    The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(ii)    No Default has occurred and is continuing or will result from such Credit Event; and

(iii)    No material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole (including Bronco Billy’s Purchaser as if it were owned on December 31, 2015 and for the twelve months prior thereto), having occurred since December 31, 2015.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.01.    Representations and Warranties of the Borrower.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as set forth in this Article IV and agrees that each of such representations and warranties shall be deemed to survive until full payment of the Obligations and shall apply anew to each Borrowing hereunder.

(a)    Due Incorporation, Qualification, etc. Each Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could have a Material Adverse Effect.

(b)    Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c)    Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)    Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of Loan proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Collateral Trustee for the benefit of the Secured Parties pursuant to the Security Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject.

(e)    Approvals.

(i)    Except as provided in Nevada Gaming Commission Regulation 8.130 with respect to Stockman’s Casino and Grand Lodge Casino, in Indiana Gaming Commission Regulation 68 IAC 5-3-1 et seq. with respect to the Rising Star Casino, in Miss. Code Ann. § 75-76-207(1) (1972), 13 Miss. Admin. Code Part 2, Rule 5.5(c) and 13 Miss. Admin. Code Part 2, Rule 9.11 with respect to the Silver Slipper Casino, and notification to the Colorado Division of Gaming and the Colorado Limited Gaming Control Commission with respect to Bronco Billy’s Casino, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of the Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(ii)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the execution and delivery of the Acquisition Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby (including the Acquisition), except for those which have been made or obtained and are in full force and effect.

(iii)    All Governmental Authorizations required for the activities and operations of the Borrower Parties (including gaming, video lottery and horse racing operations, as applicable) and the ownership of all property owned, operated or leased by the Borrower Parties and, from and after the Closing Date, the operation of the Rising Star Vessel, have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Borrower Party has received any written notice or other written communications from any Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iv)    Except as set forth on Schedule 4.01(e)(iv), no Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Collateral Trustee under the Security Documents or (y) the exercise by the Collateral Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)    No Violation or Default. No Borrower Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person (including, as applicable, IGRA, any Gaming Laws or tribal, horse racing or video lottery laws) or (ii) any Contractual Obligation of such Person, where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect (nor is there any waiver in effect which, if not in effect, could reasonably be expected to result in such a violation or default). No Default has occurred and is continuing.

(g)    Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or, to the Borrower’s knowledge, investigations are pending or overtly threatened against any Borrower Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents, the Acquisition Documents or the transactions contemplated thereby (including the Transactions) or any documents executed in connection therewith.

(h)    Real Property, Rising Star Vessel, Etc.

(i)    All real property owned or leased by the Borrower Parties is described in Schedule 4.01(h) (as supplemented from time to time by the Borrower in a notice delivered pursuant to Section 5.01(a)(xv)). As of the Closing Date, the Rising Star Vessel is the only vessel owned by any Borrower Party and has been duly documented under the laws of the United States of America in the name of Gaming Entertainment (Indiana) LLC as the owner thereof, and no other action is necessary to establish and perfect Gaming Entertainment (Indiana) LLC’s title to and interest in the Rising Star Vessel. The Borrower Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Borrower Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such assets and properties are subject to no Lien, except for Permitted Liens. Each of the Borrower Parties has complied in all material respects with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases. The real properties owned by the Borrower Parties are taxed separately and do not include any other property, and for all purposes the real properties may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(ii)    No Borrower Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or, to the Borrower’s knowledge, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect. There are no material actions or claims pending, or to the knowledge of the Borrower Parties, overtly threatened, against any Borrower Party pursuant to any Environmental Law or seeking the recovery of Environmental Damages from any Borrower Party. Each Borrower Party’s use and operation of its business properties, and each of such business properties which serve as Collateral (including real properties owned, leased, managed or otherwise operated by a Borrower Party) are in material compliance with all applicable Environmental Laws and other Governmental Rules, including all applicable land use and zoning laws, and including holding all material permits and approvals required for the use, maintenance and operation of such properties. To Borrower’s knowledge, no Hazardous Materials have been used, stored, treated, disposed of, released or otherwise managed on, at or from any such business properties (or any properties formerly owned or operated by a Borrower Party) in a manner that could reasonably be expected to result in a Material Adverse Effect for any Borrower Party under applicable Governmental Law. The Borrower Parties are in compliance with the Maritime Transportation Security Act of 2002, as amended (including having vessel and waterfront facility security plans submitted to and approved by the United States Coast Guard), except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(i)    Financial Statements. The Financial Statements of the Borrower Parties which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Borrower Parties, which have been maintained in accordance with good business practice; (ii) except as indicated in the accountant’s report, have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Borrower Parties as of the date thereof and for the period covered thereby. No Borrower Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the Financial Statements of the Borrower Parties and those relating to Bronco Billy’s Purchaser furnished to the Administrative Agent pursuant to Section 3.01(f).

(j)    Creation, Perfection and Priority of Liens; Equity Interests.

(i)    The execution and delivery of the Security Documents by the Loan Parties party thereto, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Collateral Trustee for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Collateral Trustee for recording (but not yet recorded), are effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, as security for the Obligations, a valid and perfected second priority Lien on all of the Collateral existing as of the date of such execution and delivery (subject only to Permitted Liens). All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties or to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(ii)    Upon execution and delivery of the Real Property Security Documents, the Real Property Security Documents shall create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the respective Loan Party’s right, title and interest in and to the real property subject thereto and proceeds thereof, and, each such Real Property Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such real property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Permitted Liens).

(iii)    Upon execution and delivery by Gaming Entertainment (Indiana) LLC of the Rising Star Vessel Security Document, the Rising Star Vessel Security Document will be a second “preferred mortgage” within the meaning of the Ship Mortgage Act and will qualify for the benefits accorded a “preferred mortgage” thereunder and no other filing or recording or refiling or rerecording or any other act is necessary or advisable to create or perfect such security interest under the Rising Star Vessel Security Document or in the mortgaged property described therein.

(k)    Employee Benefit Plans.

(i)    Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Borrower Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan. Neither any Borrower Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan continuation coverage could not have a Material Adverse Effect.

(ii)    Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Borrower Party or any ERISA Affiliate of any material liability, fine or penalty. Each Pension Plan, related trust agreement, arrangement and commitment of any Borrower Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Borrower Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Borrower Party or ERISA Affiliate of any material liability.

(iii)    No Borrower Party or ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. No Borrower Party or ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. No Borrower Party or ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv)    No Borrower Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(l)    Margin Stock; Other Regulations. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Loan Party is represented by Margin Stock, and no proceeds of any Loan will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m)    Trademarks, Patents, Copyrights and Licenses. The Borrower Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Borrower Parties each conduct their respective businesses without infringement or claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Borrower Party), except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. There is no infringement or, to the Borrower’s knowledge, claim of infringement by others of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Borrower Parties, except when such infringement or claim of infringement by others could not reasonably be expected to have a Material Adverse Effect. Each of the patents, trademarks, trade names, service marks and copyrights owned by the Borrower or any Guarantor which is registered with any Governmental Authority is set forth on the schedules to the Security Agreement.

(n)    Governmental Charges. The Borrower Parties have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns which are required to be filed by them. Subject to any adjustment in an amount less than $500,000 in connection with the audit being undertaken by the Internal Revenue Service on the date hereof, the Tax Returns accurately reflected all liability for Taxes of the Borrower Parties for the periods covered thereby and the Borrower Parties have paid, or made provision for the payment of, all Taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. All Taxes which the Borrower Parties were required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.

(o)    Subsidiaries, Etc. Schedule 4.01(o) (as supplemented by the Borrower in a notice delivered pursuant to Section 5.01(a)(vii)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party. Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims. Each of the Subsidiaries of each Loan Party is organized under the laws of the United States or any state thereof.

(p)    Solvency, Etc. Each of the Borrower Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the Transactions, will be Solvent.

(q)    Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Borrower Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could have a Material Adverse Effect.

(r)    No Material Adverse Effect. Since December 31, 2015, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)    Accuracy of Information Furnished; Material Documents.

(i)    The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent, the Collateral Trustee and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical Financial Statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith and reasonable estimates of the future performance of the Loan Parties, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable.

(ii)    The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date or the Closing Date, as applicable, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered to the Administrative Agent in accordance with Section 3.01 or otherwise as permitted by Section 5.02(m). None of the Material Documents has been terminated and each of the Material Documents is in full force and effect. No Borrower Party is in default in the observance or performance of any of its material obligations under the Material Documents and each Loan Party has taken all action required to be taken to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).

(t)    Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party (except for fees payable to the Summit and Administrative Agent, which fees will be paid on or prior to the Closing Date from the Borrower’s own funds). No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by any Loan Party, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Administrative Agent, the Collateral Trustee and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the Acquisition Documents except any such fee that is being paid in full on the Closing Date.

(u)    Policies of Insurance. The properties of the Borrower Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower Parties operate. The Insurance Disclosure Statement sets forth a true and complete listing of all insurance maintained by the Borrower Parties as of the Closing Date. Such insurance has not been terminated and is in full force and effect, and each of the Borrower Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.

(v)    Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v), no Borrower Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Borrower Party, except upon terms at least as favorable to such Borrower Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. No Borrower Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could not reasonably be expected to have a Material Adverse Effect.

(w)    Foreign Assets Control, Etc.

(i)    No Borrower Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Borrower Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Borrower Party is in compliance, in all material respects, with the Patriot Act. Each Borrower Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (i) no Person who owns any direct or indirect interest in any Borrower Party is a Designated Person, (ii) funds invested directly or indirectly in any Borrower Party by are derived from legal sources.

(ii)    No portion of the proceeds of any Loan made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(x)    Acquisition. The Acquisition has been and will be conducted in compliance with all Requirements of Law.

4.02.    Reaffirmation of Borrower’s Representations and Warranties.

The Borrower shall be deemed to have reaffirmed, for the benefit of the Administrative Agent and the Lenders, each representation and warranty contained in Article IV on and as of the date of each Credit Event (including the initial Borrowings occurring on the Closing Date), except for representations and warranties expressly made as of a specified date, which shall be and remain true as of such date.

4.03.    Representations and Warranties of each Lender.

Each Lender, as to itself only, represents and warrants to each other party hereto that it is not a “public-side” Lender (i.e. a Lender that does not wish to receive non-public information with respect to the Borrower Parties or their securities) (each, a “Public Lender”) unless it has delivered a written notice (a “Public Lender Notice”) to the Administrative Agent and the Borrower indicating it is a Public Lender.

ARTICLE V
COVENANTS.

5.01.    Affirmative Covenants.

So long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties with the affirmative covenants set forth in this Section 5.01, unless the Required Lenders shall otherwise consent in writing.

(a)    Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i)    As soon as available and in no event later than thirty (30) days after the last day of each month, a copy of the Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis) for such month (beginning with the month ending March 31, 2016 and thereafter) and for the fiscal year to date, certified by the Chief Financial Officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(ii)    As soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter, a copy of the Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis) for such fiscal quarter (beginning with the fiscal quarter ending March 31, 2016 and thereafter) and for the fiscal year to date, certified by the Chief Financial Officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(iii)    As soon as available and in no event later than ninety (90) days after the close of each fiscal year (beginning with the fiscal year ending December 31, 2016), copies of the consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing or otherwise reasonably acceptable to Administrative Agent, which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results and copies of the unqualified opinion of such accountants and, to the extent delivered to the Borrower, management letters delivered by such accountants in connection with such Financial Statements;

(iv)    Contemporaneously with the Financial Statements for each fiscal quarter and each fiscal year required by the foregoing clauses (i) and (ii), a compliance certificate of the Chief Financial Officer of the Borrower in substantially the form of Exhibit F (a “Compliance Certificate”);

(v)    As soon as possible and in no event later than five (5) Business Days after the Borrower knows of the occurrence or existence of (A) any ERISA Event, (B) any actual or threatened litigation, suits, claims, disputes or investigations against any Borrower Party involving potential monetary damages payable by any Borrower Party of $250,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could have a Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Borrower Party; (II) any dispute, litigation, investigation, proceeding or suspension between a Borrower Party and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower Party, including pursuant to any applicable Environmental Laws; or (D) any Default or any default under any Subordinated Obligations, the statement of a Responsible Officer of the Borrower setting forth details of such event, condition, Default or default and the action which the Borrower proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(v) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(vi)    As soon as available, and in any event not later than thirty (30) days after the commencement of each fiscal year, the budget and projected financial statements of the Borrower Parties for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower Parties, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrower Parties’ compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(vii)    As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c), the statement of a Responsible Officer of the Borrower setting forth the details thereof;

(viii)    As soon as possible and in no event later than ten (10) days prior thereto, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of the Borrower or any Subsidiary;

(ix)    As soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Borrower, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages;

(x)    As soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Borrower, a copy of any material notice, summons, citation or other written communications concerning the revocation, failure to renew or suspension of any gaming or gambling license or other material operating license or material permit of any Borrower Party.

(xi)    As soon as possible and in no event later than five (5) days after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower files with the United States Securities and Exchange Commission;

(xii)    As soon as possible and in no event later than ten (10) days prior to the acquisition by any Borrower Party of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h);

(xiii)    Without derogation of the Borrower’s obligation under Section 5.02(k), as soon as possible and in no event later than five (5) Business Days after the effectiveness thereof, any material change in accounting policies of or financial reporting practices by the Borrower Parties;

(xiv)    Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a)(ii) and Section 5.01(a)(iii) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(xv)    Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent from time to time reasonably request.

The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting the Borrower Materials on one or more Platforms. From and after the date of receipt of any Public Lender Notice, the Borrower agrees that (w) all Borrower Material that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(b)    Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)    Inspections. Except as limited by Nevada Gaming Commission Regulation 6.130, Mississippi Gaming Commission Regulations 13 Miss. Admin. Code part 7, Rule 6.1 and 13 Miss. Admin. Code Part 3, Rule 6.2, Indiana Gaming Commission Regulation 68 IAC 11-2-2 et seq. and Colorado Limited Gaming Control Commission Rules 9, 11 and 17, or the Borrower’s approved system of internal controls governing mandatory count procedures and the persons who may participate therein, the Loan Parties shall permit the Administrative Agent, the Collateral Trustee and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours (or if an Event of Default shall have occurred and be continuing at any time as the Administrative Agent, the Collateral Trustee and any Lender may determine with or without prior notice to the Borrower), to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent, the Collateral Trustee or any Lender may request, all at the Borrower’s expense.

(d)    Insurance. The Loan Parties shall:

(i)    Carry and maintain (A) insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, business interruption, fire, liability, property damage and worker’s compensation, (B) if requested by the Administrative Agent, flood insurance with respect to real property Collateral in amounts and subject to deductibles and other terms as may be reasonably acceptable to the Administrative Agent, (C) insurance required by any Real Property Security Documents or the Rising Star Vessel Security Document, (D) fire and usual marine risks (including hull and machinery and excess risks), (E) protection and indemnity risks and (F) any other risks against which the Administrative Agent considers, having regards to practices and other circumstances prevailing at the relevant time, it would in the reasonable opinion of the Administrative Agent be reasonable for the Borrower Parties to insure and which are specified by the Administrative Agent by notice to the Borrower;

(ii)    Furnish to any Lender, upon written request, full information as to the insurance carried;

(iii)    Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent; and

(iv)    Obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form CF1218) naming the Administrative Agent, the Collateral Trustee and the Lenders as additional insureds and the Collateral Trustee as mortgagee and lender’s loss payee and including mortgagee’s and lender’s loss payable endorsements;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e)    Governmental Charges and Other Indebtedness. Each Loan Party shall promptly pay and discharge when due (i) all Taxes and other Governmental Charges, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could be reasonably likely to have a Material Adverse Effect, except such Taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f)    Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) to provide a portion of the financing for the Acquisition, (ii) to refinance certain existing Indebtedness of the Loan Parties, (iii) to pay fees and expenses incurred in connection with the Transactions, (iv) to provide for the ongoing working capital and other general corporate purposes of the Loan Parties and (v) in the case of any Term Loan Increase, to repay the First Lien Obligations.

(g)    General Business Operations. Each of the Loan Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses and permits (including all tribal, gaming, horse racing and video lottery licenses and permits), leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law (including all Gaming Laws and tribal, horse racing and video lottery laws) and Contractual Obligations applicable to such Person except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) subject to the Borrower’s commercially reasonable judgment, maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption except where any failure could not reasonably be expected to have a Material Adverse Effect. No Loan Party shall change its jurisdiction of formation.

(h)    Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the inventory of each Loan Party shall comply with the Fair Labor Standards Act.

(i)    New Subsidiaries. The Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days, after the formation of or as of the date of the acquisition of any Subsidiary (other than an Excluded Subsidiary) (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) cause such Subsidiary to become a party to the Guaranty, the Security Agreement and each other applicable Security Document in accordance with the terms thereof, (C) deliver (or cause the appropriate Person to deliver) to the Collateral Trustee or the First Lien Collateral Trustee as bailee for the Collateral Trustee pursuant to the Intercreditor Agreement all stock certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Collateral

Trustee or the Administrative Agent to perfect the Collateral Trustee’s second priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by such new Subsidiary) required by law or requested by the Collateral Trustee or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a valid, legal and perfected second-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Collateral Trustee, (E) deliver (or cause the appropriate Person to deliver) the Organizational Documents, certificates, resolutions and other documents that would have been required of such Subsidiary under Section 3.01 if such Subsidiary had been the Borrower on the Closing Date and (F) deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Guarantor, the pledge of the Equity Securities of such Subsidiary, and the other matters set forth in this Section 5.01(i).

(j)    Appraisals. During the existence of an Event of Default or upon the written request of the Administrative Agent (for itself or upon request of any Lender, without duplication) acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.

(k)    Additional Collateral. If at any time from and after the Closing Date, the Borrower or any other Loan Party acquires any fee or leasehold interest in real property, the Borrower or such other Loan Party shall promptly deliver to the Administrative Agent, at its own expense, all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including any appraisals, surveys, zoning reports, flood certificates and environmental reports) to assist the Collateral Trustee in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the then outstanding aggregate principal amount of the Terms Loans, insuring the Collateral Trustee’s Lien on such additional real property Collateral to be of second priority, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrower or such other Loan Party. If at any time from and after the Closing Date, the Borrower or other Loan Party acquires any vessel (including the Rising Star Vessel), the Borrower or such other Loan Party shall execute, deliver and record, at its own expense, as soon as possible all documentation and information necessary or appropriate, as determined by the Collateral Trustee, in form and substance reasonably satisfactory to the Administrative Agent to provide the Collateral Trustee a second preferred mortgage on such vessel, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrower or such other Loan Party.

(l)    [Reserved.]

(m)    [Reserved.]

(n)    Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any newly acquired or formed Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 5.03(a), Section 5.03(b) and Section 5.03(c) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was a Subsidiary of the Borrower on the Closing Date. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. The financial covenants applicable to the Borrower shall not include the financial condition and operations of any Unrestricted Subsidiary, and the representations and warranties set forth in Article IV and the covenants set forth in Article V shall not apply to an Unrestricted Subsidiary.

(o)    Information Rights. So long as any of the Loans remain outstanding, the Lenders will have the right to receive all materials distributed at any meetings of the board of directors or managers of any Borrower Party, and each committee meeting of such boards, and the Borrower’s management team and employees at any periodic operating review meetings.

(p)    Post-Closing Matters. The Loan Parties shall satisfy the requirements set forth on Schedule 5.01(p) on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion.

(q)    AHYDO. Prior to the close of the first “accrual period” (within the meaning of Section 163(i)(2) of the IRC) ending after the fifth anniversary of the Closing Date and prior to the close of each subsequent accrual period (the date of each such payment, an “AHYDO Payment Date”), the Borrower shall prepay a principal amount of the Term Loan in an amount equal to the AHYDO Amount, without payment of any premium or penalty. For purposes of this Section 5.01(q), “AHYDO Amount” means, as of each AHYDO Payment Date, the amount sufficient to ensure that the Term Loan will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the IRC. Each payment of the AHYDO Amount will be applied in full only against the Term Loan, and there shall be an obligation, notwithstanding any other provision of this Agreement to the contrary, to prepay the Term Loan. Each payment of the AHYDO Amount shall be treated for tax purposes as a payment of original issue discount on the Term Loan to the extent that the original issue discount has accrued as of the date such payment is due. Notwithstanding anything herein to the contrary, it is the intention of this Section 5.01(q) that the Term Loan shall not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the IRC, and the provisions of this Agreement shall be construed pursuant to this intent.

5.02.    Negative Covenants.

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the negative covenants set forth in this Section 5.02, unless the Required Lenders shall otherwise consent in writing.

(a)    Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness or engage in any off-balance sheet finance transaction or other similar transaction except for the following (“Permitted Indebtedness”):

(i)    Indebtedness of the Loan Parties under the Credit Documents;

(ii)    Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this Section 5.02(a)(ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;

(iii)    Indebtedness of the Loan Parties under Rate Contracts permitted by Section 5.02(l);

(iv)    Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds or guaranties in the ordinary course of business, including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h);

(v)    Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(vi)    Indebtedness owing to any other Loan Parties, any Unrestricted Subsidiary, any Joint Venture or any Non-Wholly-Owned Subsidiary; provided that (A) the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii) or Section 5.02(e)(ix) and (B) any such Indebtedness owing to any Unrestricted Subsidiary, any Joint Venture or any Non-Wholly-Owned Subsidiary is subordinated to the Obligations.

(vii)    purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $750,000 at any one time outstanding;

(viii)    First Lien Obligations in an aggregate principal amount not to exceed $47,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof; provided that (A) the amount of such First Lien Obligations is not increased at the time of such refinancing, refunding, renewal or extension, (B) the terms relating to principal amount, amortization, maturity, collateral and priority of collateral, and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending the First Lien Obligations are no less favorable to the Loan Parties than the terms of the First Lien Credit Documents governing the First Lien Obligations being refinanced, refunded, renewed or extended, and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate to such type of financing; and

(ix)    Subordinated Obligations incurred after the Closing Date; provided that such Subordinated Obligations and the documentation for such Subordinated Obligations (including, without limitation, the terms and amount of such Subordinated Obligations) are satisfactory to the Required Lenders (but in any event, the maturity of such Subordinated Obligations shall be no earlier than a date that is one year after the Maturity Date and such Subordinated Obligations shall have no principal payments prior to a date that is one year after the Maturity Date).

(b)    Liens. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its Property, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)    second priority liens on the Collateral in favor of the Collateral Trustee securing the Obligations and Negative Pledges under the Credit Documents, pursuant and subject to the terms of the Intercreditor Agreement;

(ii)    Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of Property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);

(iii)    Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iv)    statutory Liens, possessory liens of carriers and warehousemen, materialmen Liens, mechanic’s Liens and landlord Liens, in each case arising in the ordinary course of business with respect to obligations which are not delinquent for a period of more than 120 days or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;

(v)    Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds or guaranties in the ordinary course of business; and

(vi)    (A) Purchase money Liens and associated Negative Pledges incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii) and (B) Liens securing Capital Leases incurred under Section 5.02(a)(x) provided such Liens secure only the third party hotel referred to in Section 5.02(a)(x);

(vii)    Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 5.02(b)(ii) or (vi) above; provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

(viii)    leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(ix)    easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(x)    deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xi)    Liens on the real property subject to any of the Real Property Security Documents identified in the ALTA title policy received by the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) relating to such real property;

(xii)    first priority Liens on the Collateral in favor of the First Lien Collateral Trustee securing the First Lien Obligations and Negative Pledges under the First Lien Credit Documents, pursuant and subject to the terms of the Intercreditor Agreement;

(xiii)    bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business; and

(xiv)    Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;

provided, however, that the foregoing exceptions shall not permit any Lien on any Equity Securities issued by any Loan Party, except for Liens in favor of the Collateral Trustee securing the Obligations (or any guaranty thereof) or Liens in favor of the First Lien Collateral Trustee securing the First Lien Obligations (or any guaranty thereof).

(c)    Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its Property, whether now owned or hereafter acquired, except for the following:

(i)    Sales by the Loan Parties of inventory in the ordinary course of their businesses (excluding sales of inventory by any Loan Party, directly or indirectly, to another Loan Party);

(ii)    Sales or disposals by the Loan Parties of damaged, worn-out or obsolete equipment in the ordinary course of their businesses for not less than fair market value, if any;

(iii)    Sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e)(ii) for not less than fair market value; provided that no Event of Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;

(iv)    Sales or other dispositions of assets and property (A) by the Borrower to any Guarantor or any other Borrower and (B) by any Guarantor to the Borrower or any other Guarantor;

(v)    Transfers permitted by Section 5.02(b), Section 5.02(d), Section 5.02(e) and Section 5.02(f);

(vi)    Sales or other dispositions the Net Proceeds of which (x) do not exceed $500,000 in the aggregate in any fiscal year and (y) are applied to the prepayment of the Obligations or otherwise utilized to the extent required by Section 2.06(c)(i) or Section 2.06(c)(iv);

(vii)    The sale or gift to any of the Rising Sun Redevelopment Commission, the City of Rising Sun, Indiana, or an instrumentality of up to five (5) acres of Land of the Rising Star Casino; and

(viii)Any sale of Equity Securities in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

provided that nothing herein shall be construed to permit the sale, conveyance, transfer or other disposition of any Equity Securities of any of the Borrower’s Restricted Subsidiaries (other than in the creation of the Lien thereon in favor of the Collateral Trustee pursuant to the Security Documents).

(d)    Mergers, Acquisitions, Etc. No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets, or any identifiable business unit or division, of any other Person, except for the following:

(i)    the Borrower and the other Loan Parties may merge with each other; provided that (A) no Event of Default shall have occurred and be continuing or would result after giving effect to any such merger and (B) in any such merger involving the Borrower and another Loan Party, the Borrower is the surviving Person;

(ii)    a merger or consolidation of a Person into the Borrower or into a Guarantor which constitutes an acquisition permitted by Section 5.02(d)(iv); provided that no Default shall have occurred and be continuing or would result after giving effect to any such merger;

(iii)    the Acquisition; and

(iv)    Acquisitions by the Borrower or a Guarantor of all of the equity of any Person or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target” and each such acquisition a “Permitted Acquisition”); provided that:

(A)    No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);

(B)    The Proposed Target is in the same or similar line of business as the Borrower;

(C)    The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);

(D)    The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;

(E)    The financial covenants set forth in Section 5.03(a), Section 5.03(b) and Section 5.03(c) will be satisfied on a pro forma basis after giving effect to the acquisition and other customary and appropriate pro forma adjustments, including any acquisitions or dispositions after the relevant financial reporting period but prior to or simultaneous with the acquisition of the Proposed Target (and, as a condition precedent to the consummation of any such acquisition, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance);

(F)    The Proposed Target’s earnings before interest, taxes, depreciation and amortization (calculated in the same manner as Adjusted EBITDA) for the last twelve months ending as of closing of such acquisition is not less than zero;

(G)    The Borrower has delivered to the Administrative Agent, (1) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months (or such other period of time agreed to by the Administrative Agent in its sole discretion), and (2) pro forma financial statements reflecting the combined projected performance of the Borrower Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default hereunder;

(H)    No Proposed Target shall be organized or domiciled under the law of any jurisdiction outside the United States, and no Proposed Target shall have more than 15% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for the Proposed Target);

(I)    The Collateral Trustee shall hold a perfected, second priority security interest in and lien on all of the assets directly or indirectly acquired by the Borrower or a Guarantor in such transaction (including but not limited to the assets of the Proposed Target and, if the Proposed Target survives such transaction as a separate Restricted Subsidiary, any Equity Securities in the Proposed Target) to the extent required by Section 5.01(i);

(J)    If such Proposed Target remains a separate Subsidiary (other than an Excluded Subsidiary), all action required of such Subsidiary and of Loan Parties under Section 5.01(i) shall be completed substantially concurrently with the consummation of such Acquisition; and

(K)    The consideration paid or payable in cash (including any earn-out or similar contingent consideration) in connection with such acquisition, when taken together with each other Permitted Acquisition consummated after the Closing Date shall not exceed $2,500,000 in the aggregate. The only consideration paid or payable by non-cash consideration in connection with a Permitted Acquisition shall be in Equity Securities.

(e)    Investments. None of the Loan Parties shall make any Investment except for Investments in the following:

(i)    Investments by the Loan Parties in cash and Cash Equivalents;

(ii)    Investments listed in Schedule 5.02(e) existing on the date of this Agreement;

(iii)    Investments by the Loan Parties in each other; provided that any Investments by the Loan Parties constituting Indebtedness of another Loan Party shall be evidenced by one or more Pledged Intercompany Notes subject to a second perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession or in the possession of the First Lien Administrative Agent as bailee for the Administrative Agent; and

(iv)    Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $100,000 at any one time outstanding;

(v)    Investments permitted by Section 5.02(d);

(vi)    Deposit accounts; provided that such Investments are subject to a Control Agreement;

(vii)    Extensions of trade credit in the ordinary course of business to customers of the Loan Parties;

(viii)    Investments received in connection with the settlement of a bona fide dispute with another Person after making reasonable efforts to collect cash in respect thereof;

(ix)    Investments not exceeding $2,500,000 in the aggregate during the term of this Agreement; and

(x)    Investments in Bronco Billy’s Purchaser pursuant to the Acquisition.

(f)    Dividends, Redemptions, Etc. No Loan Party shall make any Distributions or set apart any sum for any such purpose except as follows:

(i)    Any Subsidiary of the Borrower may pay dividends on its Equity Securities to the Borrower or any intervening Subsidiary;

(ii)    The Borrower may declare and pay dividends or make other Distributions with respect to its Equity Securities payable solely in shares of Qualified Equity Securities;

(iii)    The Borrower may pay cash in lieu of fractional shares upon the exercise of warrants (including the Closing Date Warrants), options or other securities convertible into or exercisable for capital stock of the Borrower; and

(iv)    The Borrower may repurchase Equity Securities or Indebtedness of any Borrower Party to the extent required by a Gaming Board for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by (1) a Gaming Board of a Gaming License or (2) other authorization necessary to the ownership, construction, maintenance, lease, financing or operation of a gaming business by a Borrower Party; provided that any such repurchase of Equity Securities or Indebtedness is in exchange for Subordinated Obligations of the Borrower that shall have no principal or cash interest payments prior to the date that is one year after the Maturity Date.

(g)    Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business materially different from the business of the Borrower as of the Closing Date.

(h)    Payments of Indebtedness, Etc. No Loan Party shall:

(i)    prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (excluding any payments or prepayments of the First Lien

Obligations) or Capital Lease obligations of any Loan Party; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any such Indebtedness (including any Subordinated Obligations) of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness; or

(ii)    pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(ix) and payments expressly approved in writing by the Required Lenders), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations (except in each case payments expressly permitted by the subordination provisions approved by the Administrative Agent and the Required Lenders pursuant to Section 5.02(a)(ix) and payments expressly approved in writing by the Required Lenders); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations.

(i)    ERISA.

(i)    No Loan Party or any ERISA Affiliate shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect; provided, that the Borrower may terminate some or all of the existing employee benefit plans in respect of Bronco Billy’s Casino and may reinstitute similar benefit plans for employees of Bronco Billy’s Casino or modify its existing benefit plans to include such employees.

(ii)    No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.

(j)    Transactions With Affiliates. No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Borrower Party) or engage in any other transaction with any Affiliate (other than any other Borrower Party) except:

(i)    upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons;

(ii)    any Distribution permitted by Section 5.02(f) hereof; and

(iii)    the payment of reasonable fees to directors of the Loan Parties who are not employees of the Loan Parties.

(k)    Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices or principles except as required by GAAP.

(l)    Rate Contracts. No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which such Loan Party has actual exposure (other than those in respect of Equity Securities of any Loan Party), and (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party.

(m)    Amendment of Material Documents. No Loan Party shall agree to amend, modify, supplement or replace any Material Document (excluding any First Lien Credit Documents) or any document executed and delivered in connection therewith, in each case in a manner which could reasonably be expected to adversely affect the interests of the Administrative Agent and the Lenders.

(n)    Amendment of First Lien Credit Documents. No Borrower Party shall modify or change in any manner any term or condition of the First Lien Obligations and First Lien Credit Documents in violation of the Intercreditor Agreement.

(o)    Amendment of Instruments Relating to Subordinated Obligations. No Borrower Party shall modify or change in any manner any term or condition of any instruments relating to permitted Subordinated Obligations, if the effect thereof is to increase the outstanding principal amount of the Subordinated Obligations, increase the interest rate of the Subordinated Obligations over the interest rate as of initial incurrence of the Subordinated Obligations (other than the imposition of the default rate(s) of interest under such Subordinated Obligations), change any dates upon which payments on the Subordinated Obligations are due in any manner that would be adverse to the Administrative Agent or the Lenders, change any event of default in any manner that would be adverse to the Administrative Agent or the Lenders, change the redemption, prepayment or defeasance provisions thereof to require any additional or earlier prepayments, change any financial covenants in instruments relating to the Subordinated Obligations to make them more restrictive on the obligors thereunder than the financial covenants in instruments relating to the Subordinated Obligations existing as of the Closing Date or the incurrence date of the Subordinated Obligations following the Closing Date, change the subordination or collateral priority provisions of the Subordinated Obligations in any manner that would be adverse to the Administrative Agent or any Lender, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the Borrower Parties on the Subordinated Obligations or to confer any additional rights on the holders of the Subordinated Obligations which would be materially adverse to the Borrower Parties.

(p)    Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of assets from any Loan Party to another Loan Party.

(q)    Joint Ventures; Non-Wholly-Owned Subsidiaries. No Loan Party shall enter into any Joint Venture or own any Non-Wholly-Owned Subsidiaries unless said Loan Party simultaneously grants a security interest in the Loan Party’s Equity Securities in the Joint Venture or Non-Wholly-Owned Subsidiary in favor of the Administrative Agent to secure the Obligations.

(r)    Sales and Leaseback; Off-Balance Sheet Financing. No Loan Party shall engage in (i) any Sale and Leaseback transaction with respect to any of its Property of any character, whether now owned or hereafter acquired or (ii) any off-balance sheet financing or similar transaction.

(s)    Designated Senior Debt. The Borrower shall not fail to designate the obligations as senior indebtedness or any equivalent designation pursuant to the documentation for any Subordinated Obligations.

(t)    Subsidiaries. No Loan Party shall form or acquire any Subsidiary or take any other action that would result in the Borrower or any of its Subsidiaries being organized or domiciled under the law of any jurisdiction outside the United States.

5.03.    Financial Covenants.

So long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)    Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum Total Leverage Ratio
April 1, 2016 through September 29, 2017	6.125 to 1.00
September 30, 2017 through and including March 30, 2018	6.000 to 1.00
March 31, 2018 through and including September 29, 2018	5.875 to 1.00
September 30, 2018 through and including March 30, 2019	5.625 to 1.00
March 31, 2019 through and including September 29, 2019	5.500 to 1.00
September 30, 2019 and thereafter	5.250 to 1.00

(b)    First Lien Leverage Ratio. The Borrower shall not permit the First Lien Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum First Lien Leverage Ratio
April 1, 2016 through and including March 30, 2017	3.000 to 1.00
March 31, 2017 through and including September 29, 2017	2.875 to 1.00
September 30, 2017 through and including March 30, 2018	2.750 to 1.00
March 31, 2018 through and including September 29, 2018	2.625 to 1.00
September 30, 2018 through and including March 30, 2019	2.500 to 1.00
March 31, 2019 through and including September 29, 2019	2.375 to 1.00
September 30, 2019 and thereafter	2.250 to 1.00

(c)    Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.00 to 1.00.

(d)    Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Loan Parties in any fiscal year (i) to exceed 5.25% of total revenues for the immediately preceding fiscal year or (ii) to be less than 1.425% of the total revenues for the immediately preceding fiscal year; provided, that the foregoing shall not include or limit Capital Expenditures made from the sale of common Equity Securities (other than Disqualified Securities) of, or cash capital contributions made to, the Borrower, the Net Proceeds of which are applied to fund such Capital Expenditures.

ARTICLE VI
EVENTS OF DEFAULT.

6.01.    Events of Default.

The occurrence or existence of any one or more of the following events set forth in this Section 6.01 shall constitute an “Event of Default” hereunder.

(a)    Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including, to the extent not included in clause (i), any amount due under the Guaranty); or

(b)    Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a), Section 5.01(d), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(i), Section 5.01(k), Section 5.01(q), Section 5.02 or Section 5.03; provided that the covenants in Section 5.03(a), Section 5.03(b) and Section 5.03(c) are subject to cure pursuant to Section 6.03; or

(c)    Other Defaults.

(i)    Any default shall occur under the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or

(ii)    any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; provided that if such Loan Party shall have commenced and is diligently pursuing efforts to cure such failure within thirty (30) days after the date of such failure, such failure shall not constitute an Event of Default until the earlier of (x) the date such Loan Party is no longer diligently pursuing efforts to cure such failure and (y) the date sixty (60) days after the date of such failure; or

(d)    Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made or furnished; or

(e)    Cross-Default. (i) Any Borrower Party shall fail to make any payment on account of any Indebtedness (including, without limitation, the First Lien Obligations) or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such

Indebtedness or Contingent Obligation exceeds $750,000 or if the effect of such failure is to cause Indebtedness (including, without limitation, the First Lien Obligations) and/or Contingent Obligations of any Borrower Party (other than the Obligations) in an aggregate amount exceeding $750,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or (ii) any Borrower Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness (including, without limitation, the First Lien Obligations) or Contingent Obligation of such Person (other than the Obligations), in an aggregate amount exceeding $750,000 or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause the Indebtedness (including, without limitation, the First Lien Obligations) and/or Contingent Obligations of any Borrower Party (other than the Obligations) in an aggregate amount exceeding $750,000, to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)    Insolvency; Voluntary Proceedings. Any Borrower Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property (other than the appointment of a supervisor pursuant to Chapter 463B of the Nevada Revised Statutes or Indiana Code Chapter 4-33-21), (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g)    Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Borrower Party or of all or a substantial part of the property thereof (other than the appointment of a supervisor pursuant to Chapter 463B of the Nevada Revised Statutes or Indiana Code Chapter 4-33-21), or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Borrower Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h)    Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Borrower Party to pay an aggregate amount of $1,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Borrower Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of twenty (20) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Borrower Party to pay an aggregate amount of $2,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Borrower Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an Event of Default whether or not the same has been satisfied, vacated or stayed; (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Borrower Party with an aggregate value in excess of $1,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens, executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i)    Credit Documents. Any of this Agreement, the Notes, the Guaranty, the Fee Letter, the Security Documents or any other material Credit Document, or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or

(j)    Security Documents. Any Lien intended to be created by any Security Document on any asset (other than immaterial assets) shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, second priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a second priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or

(k)    ERISA. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l)    Change of Control. Any Change of Control shall occur; or

(m)    Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against any Borrower Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of ninety (90) days; or

(n)    Other Default. The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Credit Document) under any other Credit Document; or

(o)    Guarantors. Any Guarantor shall repudiate or purport to revoke the Guaranty; or

(p)    Designated Person. Any Borrower Party shall become a Designated Person; or

(q)    Subordinated Obligations. Any trustee for, or any holder of, any of the Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or any event occurs which gives the holder or holders of any such Subordinated Obligations (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any Subordinated Obligations, or a final judgment is entered by a court of competent jurisdiction that any such Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations; or

(r)    Uninsured Loss. The occurrence of any uninsured loss with respect to any property of any Borrower Party in excess of $1,050,000; or

(s)    Unfunded Pension Liabilities. The aggregate amount of Unfunded Pension Liabilities of the Borrower Parties shall exceed $1,050,000; or

(t)    Gaming Operations. (i) Any Loan Party fails to obtain or fails to maintain in full force and effect any material Gaming Approval (including any Gaming License) or material Liquor Approval (including any material Liquor License) from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board or Liquor Authority), required for the operation by any Loan Party of the businesses of the Borrower, (ii) any Loan Party fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License) from, or any finding of suitability by, any Person, including any Governmental Authority, required for the operation by any Loan Party of the businesses of the Borrower, (iii) any Landlord fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License) from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board), required for the operation by any Loan Party of the businesses of the Borrower, (iv) any executive officer of the Borrower fails to obtain or fails to maintain in full force and effect any material consent (including any Gaming License from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board or Liquor Authority), required for the operation by any Loan Party of the businesses of the Borrower, and such failure results in a Material Adverse Effect; (v) the filing of a disciplinary complaint by any Gaming Board which by its terms seeks the denial, revocation or suspension of any Gaming License of any Loan Party, any equity owner of the Borrower or any Landlord, (vi) the suspension of gaming operations at any casino operated by any Loan Party for at least thirty (30) consecutive days, other than as a result of a force majeure event, (vii) any Gaming Board commences or takes any enforcement action of any kind or description against any Borrower

Party, any equity owner of the Borrower or any executive officer of any Borrower Party; provided that such enforcement action shall not constitute an Event of Default if (A) such enforcement action is of a type which occurs in the ordinary course of operations of a casino and results in the resolution of such action by the payment of a nominal fine, penalty settlement amount or other action that does not impose material restrictions on the operation of the casino that is the subject of the action, (B) is cured or remedied within the applicable period permitted by applicable Governmental Rule, and (C) it does not and could not reasonably be expected to have a Material Adverse Effect; and, in each of clauses (i) through (iv) of this sentence, if there is a grace period expressly provided under applicable Gaming Laws, such failure is not cured or remedied within such applicable grace period; or

(u)    Material Contracts. The occurrence of any default under or material breach (subject to applicable notice and cure provisions) of any Material Contract or the termination of any Material Contract.

6.02.    Remedies.

At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments and the obligations of the Lenders to make Loans and/or (b) declare all or a portion of the outstanding Obligations (including the applicable Prepayment Premium) payable by the Borrower to be immediately due and payable. Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments and the obligations of the Lenders to make Loans shall automatically terminate and (2) all outstanding Obligations (including the applicable Prepayment Premium) payable by the Borrower hereunder shall, to the extent permitted by applicable law, automatically become immediately due and payable), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, to the extent permitted by applicable law, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent and the Collateral Trustee may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law.

Subject to the terms of the Intercreditor Agreement, the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Collateral Trustee in the following order of priorities:

First, to the Administrative Agent and the Collateral Trustee, pari passu and ratably, in an amount sufficient to pay in full the costs and expenses of the Administrative Agent and the Collateral Trustee in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent and the Collateral Trustee in connection therewith, including, without limitation, attorneys’ fees and costs;

Second, pari passu and ratably to the Lenders in an amount equal to the applicable Prepayment Premium then due and payable under this Agreement and the other Credit Documents;
Third, to the Lenders in an amount equal to accrued interest then due and payable under this Agreement and the other Credit Documents;
Fourth, pari passu and ratably to the Lenders in an amount equal to the principal amount of the outstanding Term Loans;
Fifth, to the Lenders in an amount equal to any other Obligations which are then unpaid; and
Finally, upon payment in full of all of the Obligations, to the Person(s) legally entitled thereto.
No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent, the Collateral Trustee and the Lenders hereunder or thereunder or at law or in equity.

6.03.    Right to Cure.

Notwithstanding anything to the contrary contained in Section 6.01 or Section 6.02:

(a)    For the purpose of determining whether an Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds (the “Cure Amount”) from a sale or issuance of Equity Securities of the Borrower, any contribution to the common capital of the Borrower or the incurrence of additional Term Loans pursuant to Section 2.01(h) as an increase to Adjusted EBITDA for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Borrower after the first day of such applicable fiscal quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent on the date such amounts are designated as a “Cure Amount”, (iii) any Cure Amount received by the Borrower from the incurrence of additional Term Loans shall be promptly applied by the Borrower to repay the First Lien Obligations, and (iv) the Cure Amount is sufficient to cause the Borrower to be in compliance with Section 5.03(a), Section 5.03(b) and Section 5.03(c). In addition to the foregoing, on or prior to the Cure Expiration Date, the Administrative Agent may deliver a notice (the “Notice of Lender Cure”) to the Borrower and the First Lien Administrative Agent notifying them of (1) the exercise by the Administrative Agent and the Lenders of a mandatory term loan commitment increase pursuant to Section 2.01(i) and (2) the designation of any portion of the net cash proceeds of the incurrence of additional Term Loans pursuant to Section 2.01(i) as a “Cure Amount”; provided that such Cure Amount shall be delivered by the Administrative Agent directly to the First Lien Administrative Agent for application against the First Lien Obligations. The Cure Amount used to calculate Adjusted EBITDA for one fiscal quarter shall be used and included when calculating

Adjusted EBITDA for each four fiscal quarter period that includes such fiscal quarter. In the case of the incurrence of additional Term Loans pursuant to Section 2.01(h) or Section 2.01(i), the parties hereby acknowledge that Adjusted EBITDA shall not be increased by the Cure Amount for the purposes of calculating the Total Leverage Ratio set forth in Section 5.02(a)(viii), unless the Administrative Agent otherwise consents in its sole discretion.

(b)    In furtherance of clause (a) above, (A) upon designation and actual receipt of the Cure Amount by the Borrower (or designation of the Cure Amount by the Administrative Agent and receipt of the Cure Amount by the First Lien Administrative Agent), the covenants under Section 5.03(a), Section 5.03(b) and Section 5.03(c) shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the covenants under such Section 5.03(a), Section 5.03(b) and Section 5.03(c) and any Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) shall be deemed not to have occurred for purposes of the Credit Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure (or receipt by the Borrower of a Notice of Lender Cure) prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 6.02 (or under any other Credit Document) on the basis of any actual or purported Event of Default under Section 5.03(a), Section 5.03(b) or Section 5.03(c) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated pursuant to this Section 6.03.

(c)    In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 6.02 is exercised.

(d)    There can be no more than four (4) fiscal quarters in which the cure rights set forth in this Section 6.04 are exercised during the term of this Agreement.

ARTICLE VII
ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE
AND RELATIONS AMONG LENDERS.

7.01.    Appointment, Powers and Immunities.

(a)    Each Lender hereby appoints and authorizes ABC Funding, as the Administrative Agent and the Collateral Trustee, to execute any and all Credit Documents (other than this Agreement) on its behalf and to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent and the Collateral Trustee by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, and ABC Funding hereby accepts such appointment as Administrative Agent and as Collateral Trustee. Each Lender hereby authorizes the Administrative Agent and the Collateral Trustee to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Lead Arranger shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require, except to the extent expressly set forth in Section 8.04(f), the consent of the Lead Arranger, in such capacity. Neither the Administrative Agent nor the Collateral Trustee shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor the Collateral Trustee shall be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rules. None of the Administrative Agent, any Lender or the Collateral Trustee shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent and the Collateral Trustee may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor the Collateral Trustee nor any of their respective directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent and the Collateral Trustee shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent or the Collateral Trustee in good faith deems advisable under the circumstances.

(b)    The Collateral Trustee and any co-agents, co trustees, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.01(a) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder and hereunder at the direction of the Collateral Trustee shall be entitled to the benefits of all provisions of this Article VII, Section 8.02 and Section 8.03 as if set forth in full herein with respect thereto.

(c)    [Reserved.]

(d)    The Collateral Trustee shall act on behalf of the Lenders with respect to the Rising Star Vessel and Rising Star Vessel Security Document; provided, however, that the Collateral Trustee shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the Collateral Trustee as fully as if the term “Administrative Agent” as used in this Article VII included the Collateral Trustee with respect to such acts or omissions, and (ii) as additionally provided herein or in the Intercreditor Agreement with respect to the Collateral Trustee.

7.02.    Reliance by the Administrative Agent and the Collateral Trustee.

The Administrative Agent and the Collateral Trustee shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, e-mail or telex)

believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent and the Collateral Trustee with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent and the Collateral Trustee shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03.    Defaults.

Neither the Administrative Agent nor the Collateral Trustee shall be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent or the Collateral Trustee has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.” If the Administrative Agent or the Collateral Trustee receives such a notice of the occurrence of a Default, the Administrative Agent or the Collateral Trustee, as the case may be, shall give prompt notice thereof to the Lenders. The Administrative Agent or the Collateral Trustee shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent or the Collateral Trustee shall have received such directions, the Administrative Agent and the Collateral Trustee may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04.    Indemnification.

Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent and the Collateral Trustee, ratably in accordance with its Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Trustee in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s or the Collateral Trustee’s gross negligence or willful misconduct. The Administrative Agent and the Collateral Trustee shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05.    Non-Reliance.

Each Lender represents that it has, independently and without reliance on the Administrative Agent, the Collateral Trustee or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Borrower Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Trustee or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent, the Collateral Trustee, nor any of their respective Affiliates, directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or the Collateral Trustee or that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Trustee or any of their respective Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Trustee hereunder or the other Credit Documents; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06.    Resignation of the Administrative Agent or Collateral Trustee.

Each of the Administrative Agent and the Collateral Trustee may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Trustee, as applicable, which successor Administrative Agent or Collateral Trustee, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent or Collateral Trustee if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent or the Collateral Trustee hereunder by a successor Administrative Agent or Collateral Trustee, as applicable, such successor Administrative Agent or Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Trustee, as applicable, and the retiring Administrative Agent or Collateral Trustee shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent or Collateral Trustee shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent or Collateral Trustee, as applicable, hereunder and under the other Credit Documents. After any retiring Administrative Agent’s or Collateral Trustee’s resignation hereunder as the Administrative Agent or the Collateral Trustee, as applicable, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Trustee, as applicable. In the case of the replacement of the Administrative Agent, the successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent.

7.07.    Collateral Matters.

The Collateral Trustee is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, but subject to the provisions of the Intercreditor Agreement, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(a)    The Lenders irrevocably authorize the Collateral Trustee, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Collateral Trustee may deem necessary to release) any Lien granted to or held by the Collateral Trustee upon any Collateral (i) upon termination of the Commitments and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Collateral Trustee, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

(b)    Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Commitments have been terminated (ii) all Obligations (other than contingent indemnification obligations) have been paid in full and are no longer outstanding, including, without limitation, any other contingent obligations.

7.08.    Performance of Conditions.

For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Section 3.01 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Proportionate Share of such Loan.

7.09.    The Administrative Agent and the Collateral Trustee in their Individual Capacities.

Each of the Administrative Agent and the Collateral Trustee and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent and the Collateral Trustee were not the Administrative Agent or the Collateral Trustee, as applicable, hereunder. With respect to Loans, if any, made by the Administrative Agent or the Collateral Trustee in its capacity as a Lender, the Administrative Agent or the Collateral Trustee, as applicable, in its capacity as a Lender, shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Trustee, as applicable, and the terms “Lender” or “Lenders” shall include the Administrative Agent or the Collateral Trustee, as applicable, in its capacity as a Lender. Neither the Administrative Agent or the Collateral Trustee shall be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Trustee.

7.10.    Collateral Matters.

Each Lender on its own behalf or on behalf of its Affiliates understands and agrees that if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11.    Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Sections 2.05, 8.02 and 8.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.02 and 8.03.

7.12.    Application of Gaming Laws.

(a)    This Agreement, the Security Agreement and the other Credit Documents are subject to Gaming Laws and approval, if so required, of the applicable Gaming Board. Without limiting the foregoing, each of the Administrative Agent, the Collateral Trustee and the Lender Parties acknowledges that (i) it is subject to being called forward by the Gaming Board in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Credit Documents, including with respect to the Collateral (including Equity Securities), may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals are obtained from the requisite Gaming Boards.

(b)    Each of the Administrative Agent, the Collateral Trustee and the Lender Parties agrees to cooperate with all Gaming Boards in connection with the provision of such documents or other information as may be requested by such Gaming Boards relating to the Borrower Parties or to the Credit Documents to the extent not inconsistent with the internal policies of the Lenders and any applicable Governmental Rules or legal or regulatory restrictions. The Borrower hereby consents to any such disclosure by the Administrative Agent, the Lender Parties or Collateral Trustee to any Gaming Board and releases such parties from any liability for any such disclosure.

(c)    If during the existence of an Event of Default hereunder or under any of the other Credit Documents it shall become necessary, or in the opinion of the Required Lenders advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent, the Collateral Trustee and the Lender Parties to become licensed under any Governmental Rule as a condition to receiving the benefit of any Collateral encumbered by the Security Documents or other Credit Documents or to otherwise enforce the rights of the Administrative Agent and the

Lenders under the Credit Documents, the Borrower hereby agrees to assist the Collateral Trustee and the Lender Parties and any such agent, supervisor, receiver or other representative to obtain licenses and to execute such further documents as may be required in connection therewith.

(d)    The parties acknowledge that the provisions of this Section 7.12 shall not be for the benefit of the Borrower, any other Borrower Party or any other Person.

ARTICLE VIII
MISCELLANEOUS.

8.01.    Notices.

(a)    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent or the Collateral Trustee under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, emailed in .pdf or other format or delivered, if to the Borrower, the Administrative Agent or the Collateral Trustee, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile transmission or e-mail (in .pdf or other format), upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent under Article II shall not be effective until actually received by the Administrative Agent.

Administrative Agent and
Collateral Trustee
ABC Funding, LLC
c/o Summit Partners Credit Advisors, L.P.
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attention: James Freeland
Tel. No. (617) 824-1000
Fax No. (617) 824-1100
Email: JFreeland@summitpartners.com
With a Copy to:        Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attention: Alyson Allen
Tel. No. (617) 951-7483
Fax No. (617) 235-0345
Email: alyson.allen@ropesgray.com

Borrower:             Full House Resorts, Inc.
4670 S. Fort Apache Road, Suite 190
Las Vegas, NV 89147
Attention: Lewis Fanger
Chief Financial Officer
Tel. No. (702) 221-7800
Fax No. (702) 221-8101
Email: lfanger@fullhouseresorts.com
With a Copy to:         Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street - Suite 2200
Denver, CO 80202
Attention: Mark Oveson
Tel. No. (303) 223-1127
Fax No. (303) 223-0927
Email: moveson@BHFS.com
Each Notice of Borrowing shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent, the Collateral Trustee or any Lender to be made by telephone or facsimile, the Administrative Agent, the Collateral Trustee or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent, the Collateral Trustee or a Lender is such a person.
(b)    The Borrower agrees that the Administrative Agent and the Collateral Trustee may make any material delivered by the Borrower to the Administrative Agent or the Collateral Trustee, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any of its Subsidiaries, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, the Collateral Trustee, an Affiliate of the Administrative Agent or the Collateral Trustee, or any Person that is not an Affiliate of the Administrative Agent or the Collateral Trustee), such as IntraLinks, Syndtrak or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent or the Collateral Trustee nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and the Collateral Trustee and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent’s or the Collateral Trustee’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent, the Collateral Trustee or any of their respective Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent and the Collateral Trustee in writing of such Lender’s email address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent and the Collateral Trustee has on record an effective email address for such Lender) and (ii) that any Notice may be sent to such email address.

8.02.    Expenses.

The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable and documented fees and expenses, including syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses incurred by the Administrative Agent, the Collateral Trustee and the Lead Arranger in connection with the syndication of the facilities provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable and documented fees and expenses of the Administrative Agent, the Collateral Trustee and the Lead Arranger in connection with the use of any Platform and (c) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent, the Collateral Trustee and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s, the Collateral Trustee’s, the Collateral Trustee’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Borrower Party); provided that the Borrower shall not be obligated to pay for more than one set of lawyers (to consist of primary counsel and local/specialty counsel) for such persons unless multiple sets of counsel are reasonably deemed appropriate due to conflicts of interest. The obligations of the Borrower under this Section 8.02 shall survive the payment of the Obligations and the termination of this Agreement.

8.03.    Indemnification.

To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to (a) protect, indemnify, defend and hold harmless the Administrative Agent, the Collateral Trustee the Lead Arranger, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (i) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans and any use by the Borrower of any proceeds of the Loans, (ii) any Environmental Damages, (iii) the Acquisition Documents or any transaction contemplated thereby or related thereto, including the Acquisition, (iv) any claims for brokerage fees or commissions in connection with the Credit Documents or the Acquisition Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (v) the use of any Platform or (vi) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes and (b) reimburse each Indemnitee for all reasonable legal fees and other expenses in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses to the extent arising out of the gross negligence or willful or reckless misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the case of any investigation, litigation or proceeding to which the indemnity set forth in this Section 8.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the holders of the Borrower’s Equity Securities, any creditor of the Borrower or an Indemnitee and whether or not an Indemnitee is otherwise a party thereto. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent, the Collateral Trustee, the Lead Arranger or any Lender believes is covered by this indemnity, the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender, as applicable, shall give the Borrower notice of the matter with reasonable promptness; provided, however, that the failure of the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender to so notify the Borrower shall not relieve the Borrower from its obligations under this Section 8.03 or result in any liability of the Administrative Agent, Collateral Trustee, the Lead Arranger or the Lenders. In connection with any such suit, claim or demand, the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel reasonably satisfactory to the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, the Collateral Trustee’s, the Lead Arranger’s or such Lender’s business or that of its Affiliates. The Administrative Agent, the Collateral Trustee, the Lead Arranger or such Lender may also require the Borrower to defend the matter. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent, the Collateral Trustee, the Lead Arranger or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful or reckless misconduct of such Indemnitee. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. The Borrower shall not be liable for any settlement of any claim against any of the Indemnitees made without the Borrower’s prior written consent, which consent shall not be unreasonably withheld or delayed. The obligations of the Borrower under this Section 8.03 shall survive the payment of the Obligations and the termination of this Agreement. The obligations of the Loan Parties with respect to Environmental Damages are (1) separate and distinct from the Obligations described within the Real Property Security Documents and the Liens and security interests created in the Real Property Security Documents, and (2) may be enforced against the Loan Parties without regard to the existence of the Real Property Security Documents and independently of any action with respect to the Real Property Security Documents.

8.04.    Waivers; Amendments.

Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent or the Collateral Trustee, in each case on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a)    Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (ii) amend this Section 8.04, (iii) release all or substantially all of the Collateral, or (iv) release any Guarantor, must be in writing and signed or approved in writing by all of the Lenders (provided that any Guarantor may be released without any Lender approval in connection with a sale or other disposition of the Equity Securities of such Guarantor that is permitted under Section 5.02(c) or (d) or is consented to by the Required Lenders in writing);

(b)    Any amendment, waiver or consent which would (i) reduce the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders hereunder, (ii) extend any date (including the Maturity Date) fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of a Lender (excluding mandatory prepayments required by Sections 2.06(c)(iii) - (vii)), (iii) increase the Total Term Loan Commitment (except in each case as contemplated by Section 2.01(h) or Section 2.01(i)), (iv) increase the Closing Date Term Loan Commitment or (v) amend Section 2.10, must be in writing and signed or approved in writing by each Lender directly adversely affected thereby;

(c)    Any amendment, waiver or consent which increases the Proportionate Share of any Lender must be in writing and signed by such Lender;

(d)    Any amendment, waiver or consent which affects the rights of any Lead Arranger under Section 8.02 or Section 8.03 must be in writing and signed by such Lead Arranger;

(e)    Any amendment, waiver or consent which affects the rights or obligations of the Collateral Trustee must be in writing and signed by the Collateral Trustee; and

(f)    Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

For the avoidance of doubt, the application of the provisions of Section 2.01(b) of the Guaranty or any similar provisions in any other Credit Document: (1) is automatic to the extent applicable, (2) is not an amendment or modification of the Guaranty or any other Credit Document and (3) does not require the consent or approval of any Person.

No failure or delay by the Administrative Agent, the Collateral Trustee or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods).

In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Term Loan Commitments and the Term Loans) for an amount equal to the principal balance of all Term Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.

In addition, notwithstanding the foregoing, the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.04 shall apply equally to, and shall be binding upon, each of the Administrative Agent, the Collateral Trustee and the Lenders.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Trustee in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Trustee from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Trustee, as applicable) hereunder and under the other Credit Documents or (b) any Lender from exercising setoff rights in accordance with Section 8.06 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent or the Collateral Trustee hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Trustee pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05.    Successors and Assigns.

(a)    Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, or the Collateral Trustee, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document (except in connection with a merger or consolidation permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent, the Collateral Trustee and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b)    Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents. In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a)(i) or Section 8.04(b)(i) or (ii) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11 and 2.13, as if such Lender had not made such transfer. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or such disclosure is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit E (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)    Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed), no Lender may make any Assignment of Term Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender; and

(ii)    Without the written consent of (1) the Administrative Agent and (2) if no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), no Lender may make any Assignment to any Assignee Lender (I) with respect to any Assignment of a Term Loan (or, to the extent such Assignment is made prior to the Closing Date, a Term Loan Commitment), that is less than Two Million Dollars ($2,000,000) in the aggregate or (II) if, after giving effect to such Assignment, the Term Loan (or, to the extent such Assignment is made prior to the Closing Date, the Term Loan Commitment) of such Lender or such Assignee Lender would be less than Two Million Dollars ($2,000,000) in the aggregate (except that, in each case, a Lender may make an Assignment which reduces its Term Loan (or, to the extent such Assignment is made prior to the Closing Date, Term Loan Commitment) to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by Section 8.05(c)(i) above).

(iii)    Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Closing Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with Loans as set forth on Attachment 1 to such Assignment Agreement or, if Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Loans to $0 and the resulting adjustment of Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Closing Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Term Loan Note, if any, of the Assignor Lender thereunder, a new Term Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Term Loan Note to be in the original principal amount of the Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Term Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Term Loan Note to be in the original principal amount of the Term Loan retained by it). Each such new Term Loan Note shall be dated the Assignment Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not organized under the laws of the United States or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of a Lender that is a Non-Bank Lender, (i) a Non-Bank Certificate and (ii) two accurate and complete original signed copies of either United States Internal Revenue Service Form W-8BEN or W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender shall not be entitled to indemnification for such Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.

(d)    Register. The Borrower hereby designates the Administrative Agent (and the Administrative Agent agrees to serve) as the Borrower’s agent, solely for purposes of this Section 8.05(d), to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent. The ownership of such Commitment and Loans prior to such recordation and all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c). Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 8.05(d), except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent.

(e)    Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Closing Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means).

(f)    Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g)    Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign or pledge all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h)    True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Loans, any participations described in Section 8.05(b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

(i)    Additional Forms. If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).

8.06.    Setoff; Security Interest.

(a)    Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)    Security Interest. As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07.    No Third Party Rights.

Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.    Partial Invalidity.

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09.    Jury Trial.

EACH OF THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10.    Confidentiality.

None of the Administrative Agent, the Lead Arranger, the Collateral Trustee or any Lender shall disclose to any Person any Confidential Information, except that the Administrative Agent, the Lead Arranger, the Collateral Trustee and any Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates; (b) to the Administrative Agent, the Lead Arranger, the Collateral Trustee or any other Lender; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to the Administrative Agent, the Lead Arranger, the Collateral Trustee or any Lender; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent, the Lead Arranger, the Collateral Trustee or such Lender; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Administrative Agent, the Lead Arranger, the Collateral Trustee or the Lenders of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to the Administrative Agent, the Lead Arranger, the Collateral Trustee or such Lender; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; (i) to investors and potential investors of any Lender; or (j) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11.    Counterparts.

This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

8.12.    Consent to Jurisdiction.

Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. In addition, the Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of any State (each a “Real Property State”) where any real property described in any Real Property Security Document is located and the courts of the United States located in any such Real Property State and agrees that any legal action, suit or proceeding arising out of or relating to any Real Property Security Document related to real property located in a Real Property State may be brought against such party in any such courts in such Real

Property State. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or any Real Property State or to any court of the United States; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13.    Relationship of Parties.

The relationship between the Borrower, on the one hand, and the Lenders, the Collateral Trustee and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders. None of the Lenders, the Collateral Trustee or the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders, the Administrative Agent nor the Collateral Trustee under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders, the Administrative Agent, and the Collateral Trustee do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent, the Collateral Trustee or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender, the Administrative Agent or the Collateral Trustee in connection with such matters is solely for the protection of the Lenders, the Administrative Agent and the Collateral Trustee and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14.    Time.

Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15.    Waiver of Punitive Damages.

Notwithstanding anything to the contrary contained in this Agreement, each party to this Agreement hereby agrees that it shall not seek from any other party to this Agreement or from the Lead Arranger any punitive, exemplary or consequential damages under any theory of liability.

8.16.    USA PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

8.17.    Clarification.

Notwithstanding anything to the contrary, the parties hereto understand and agree that ABC Funding is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as ABC Funding sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities ABC Funding may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

8.18    Intercreditor Agreement.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Trustee to enter into the Intercreditor Agreement as Collateral Trustee (and “Second Lien Collateral Agent” thereunder) and on behalf of such Lender. Notwithstanding anything herein to the contrary, the terms of this Agreement and the other Credit Documents are expressly subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement and the other Credit Documents, the terms of the Intercreditor Agreement shall govern.

8.19.    Amendment and Restatement of Original Credit Agreement.

This Agreement constitutes an amendment and restatement of the Original Second Lien Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the other Credit Documents are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Obligations or any other obligations owing to Administrative Agent or the Lenders under the Original Second Lien Credit Agreement or any other Credit Document (used as such term is defined in the Original Second Lien Credit Agreement). On the Closing Date, the credit facilities and the terms and conditions thereof described in the Original Second Lien Credit Agreement shall be amended and replaced in their entirety by the credit facilities and the terms and conditions described herein, and all Loans, and other Obligations of the Borrower outstanding as of such date under the Original Second Lien Credit Agreement shall be deemed to be Loans and other Obligations outstanding under the corresponding facilities described herein (such that all Obligations which are outstanding on the Closing Date under the Original Second Lien Credit Agreement shall become Obligations under this Agreement), without further action by any Person. Each of the parties hereto hereby acknowledges and agrees that the reaffirmation of the grant of the security interests in the Collateral pursuant to the Guaranty and Security Agreement and in any other Credit Document is not intended to constitute, nor shall it be construed as constituting, a release of any prior security interests granted by any Loan Party in favor of Administrative Agent for the benefit of itself or the Secured Parties in or to any Collateral or any other Property of the Loan Parties, but is intended to constitute a restatement and reconfirmation of the prior security interests granted by each Loan Party in favor of Administrative Agent for the benefit of itself and the Secured Parties in and to the Collateral.

[Signatures on following pages]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:	/s/ Daniel Lee
Name:	Daniel Lee
Title:	President and Chief Executive Officer

ADMINISTRATIVE AGENT AND
COLLATERAL TRUSTEE

ABC FUNDING, LLC

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

LENDERS:	SUMMIT PARTNERS CREDIT FUND, L.P.

By:	Summit Partners Credit GP, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT FUND A-1, L.P.

By:	Summit Partners Credit GP A-1, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its:	Manager

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its:	Manager

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT OFFSHORE INTERMEDIATE FUND, L.P.

By:	Summit Partners Credit GP, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT FUND II, L.P.

By:	Summit Partners Credit II, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT FUND A-2, L.P.

By:	Summit Partners Credit A-2, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT PARTNERS CREDIT FUND B-2, L.P.

By:	Summit Partners Credit B-2, L.P.
Its:	General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT INVESTORS CREDIT II, LLC

By:	Summit Investors Management, LLC
Its:	Manager

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SUMMIT INVESTORS CREDIT II (UK), L.P.

By:	Summit Investors Management, LLC
Its:	Manager

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

SCHEDULE I

The Lenders
Part A

Name of Lender	Original Term Loan Commitment ($)	Original Term Proportionate Share (% rounded)	Closing Date Term Loan Commitment ($)	Closing Date Term Proportionate Share (% rounded)	Term Loan Commitment ($)	Term Proportionate Share (% rounded)
Summit Partners Credit Fund, L.P.	$13,198,689.84	65.99345%	$9,033,382.28	25.80966%	$22,232,072.12	40.42195%
Summit Partners Credit Fund A-1, L.P.	$5,759,769.28	28.79885%	$—	—%	$5,759,769.28	10.47231%
Summit Partners Credit Offshore Intermediate Fund, L.P.	$939,515.88	4.69758%	$—	—%	$939,515.88	1.70821%
Summit Investors I, LLC	$90,275.00	0.45138%	$57,679.78	0.16480%	$147,954.78	0.26901%
Summit Investors I (UK), LP	$11,750.00	0.05875%	$7,507.48	0.02145%	$19,257.48	0.03501%
Summit Partners Credit Fund II, L.P.	$—	—%	$17,830,820.99	50.94520%	$17,830,820.99	32.41967%
Summit Partners Credit Fund A-2, L.P.	$—	—%	$4,902,742.19	14.00783%	$4,902,742.19	8.91408%
Summit Partners Credit Fund B-2, L.P.	$—	—%	$3,007,667.28	8.59334%	$3,007,667.28	5.46849%
Summit Investors Credit II, LLC	$—	—%	$136,525.00	0.39007%	$136,525.00	0.24823%
Summit Investors Credit II (UK), LP	$—	—%	$23,675.00	0.06764%	$23,675.00	0.04305%
Total	$20,000,000.00	100.00%	$35,000,000.00	100.00000%	$55,000,000.00	100.00000%

Part B

ABC FUNDING, LLC
as Administrative Agent
Notices:
c/o Summit Partners Credit Advisors, L.P.
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attention:    James Freeland
Telephone:    (617) 824-1000
Facsimile:    (617) 824-1100
Email:         jfreeland@summitpartners.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attention:    Alyson B.G. Allen
Telephone:    (617) 951-7483
Facsimile:    (617) 235-0345
Email:alyson.allen@ropesgray.com
Summit Partners Credit Fund, L.P.
Summit Partners Credit Fund A-1, L.P.
Summit Partners Credit Offshore Fund, L.P.
Summit Investors I, LLC
Summit Investors I (UK), L.P.
Summit Partners Credit Fund II, L.P.
Summit Partners Credit Fund A-2, L.P.
Summit Partners Credit Fund B-2, L.P.
Summit Investors Credit II, LLC
Summit Investors Credit II (UK), LP
Each, as a Lender
Notices:
c/o Summit Partners Credit Advisors, L.P.
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attention:    James Freeland
Telephone:    (617) 824-1000
Facsimile:    (617) 824-1100
Email:         jfreeland@summitpartners.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199

Attention:    Alyson B.G. Allen
Telephone:    (617) 951-7483
Facsimile:    (617) 235-0345
Email:         alyson.allen@ropesgray.com